Filed Pursuant to Rule 424(b)(5)
Registration No. 333-282761

Prospectus Supplement

(to Prospectus dated October 22, 2024)

15,000,000 American Depositary Shares
Representing 225,000,000 Class A Ordinary Shares

UP Fintech Holding Limited

This prospectus supplement relates to an offering by us of an aggregate of 15,000,000 American depositary shares or ADSs, each representing 15 Class A ordinary shares, par value US$0.00001 per share, of UP Fintech Holding Limited. Our ADSs are listed on the Nasdaq Global Select Market under the symbol “TIGR.” On October 22, 2024, the last reported sale price of the ADSs on the Nasdaq Global Select Market was US$6.45 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement and page 5 of the accompanying base prospectus to read about factors you should consider before buying our ADSs.

Investors in the ADSs are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company. UP Fintech Holding Limited is a Cayman Islands holding company with no material operations of its own. We conduct our operations primarily through our New Zealand subsidiaries, U.S. subsidiaries, Singapore subsidiaries, Hong Kong subsidiaries and the VIEs and their respective subsidiaries in China.

We are subject to multiple risks arising from our corporate structure, including our status as a holding company incorporated in the Cayman Islands that conducts a portion of our business through China-based VIEs with which we have only contractual relationships and in which we do not own an equity interest, and our operations in China, including potential actions or decisions by PRC or U.S. regulatory authorities restricting or affecting our business activities in the PRC or our access to U.S. capital markets. Such risks could result in a material change in our operations and/or the value of the ADSs representing our Class A ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares represented by ADSs and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to doing business in China, see “Item 3. Key Information — Certain Risks Related to Our Chinese Operations and Operating Structure” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” of our annual report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference to this prospectus supplement.

In addition, our auditor is headquartered in mainland China, a jurisdiction where the Public Company Accounting Oversight Board (the “PCAOB”) was unable to conduct inspections without the approval of the Chinese authorities. Trading in our securities on U.S. markets, including Nasdaq, may be prohibited under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the PCAOB determines that it is unable to inspect or investigate completely our auditor for two consecutive years. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong (the “2021 Determinations”), including our auditor. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong. The PCAOB vacated its previous 2021 Determinations accordingly. As a result, we do not expect to be identified as a “Commission-Identified Issuer” under the HFCAA. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a

“Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year, and if we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited under the HFCAA. For more details, see “Risk Factors — Risks Related to Doing Business in China —  Trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist the ADSs” on the page S-29 of this prospectus supplement.

As a result of its significant oversight authority into businesses operating in the PRC, the PRC government may intervene or influence our operations as the government deems appropriate to advance regulatory and societal goals and policy positions. Uncertainties regarding the enforcement of laws and the fact that rules and regulations in the PRC can change quickly with little advance notice, along with the risk of the PRC government's significant oversight over our operations, could have a material adverse effect on our business, financial position, results of operations, access to the capital markets, and the market value of our ADSs. For additional information, see “Item 3. Key Information — Certain Risks Related to Our Chinese Operations and Operating Structure — The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our ADSs, and it has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies” of our annual report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference to this prospectus supplement.

Cash may be transferred among our Company, our subsidiaries in British Virgin Islands, Hong Kong, New Zealand, Singapore and United States, our WFOEs and our VIEs based in China in the following manner: (i) funds may be transferred to our subsidiaries from the Company as needed in the form of capital contributions or shareholder loans through the intermediary holding companies, as the case may be; and (ii) dividends or other distributions may be paid by our subsidiaries to the company directly or through intermediary holding companies, as the case may be. Furthermore, under current PRC laws, we are permitted to transfer funds to our VIEs through loans rather than capital contribution. Our VIEs may transfer funds to our WOFEs in the form of service fees. For additional information with respect to our contractual arrangements with our VIEs and their respective shareholders, see “Item 3. Key Information — Contractual Arrangements with the VIEs and Their Respective Shareholders” of our annual report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference to this prospectus supplement. Our main revenues were mostly generated from our wholly owned subsidiaries in New Zealand, Singapore and the United States, etc. (“Licensed Entities”). Most of the consolidated VIEs and their subsidiaries operate business in the PRC and their main functions are to support our Licensed Entities. Certain of the costs generated by VIEs and their subsidiaries are covered by these Licensed Entities through inter-company transactions, and we expect that the Licensed Entities will cover a substantial majority of such costs in the future. In general, the holding company transfers funds from financing (including funds from its IPO, follow-on equity offerings, and offerings of convertible bonds, as applicable) to Licensed Entities in the form of capital injections or loans in order to support their business expansion. These Licensed Entities pay the consolidated VIEs and their subsidiaries periodically for the services rendered through inter-company transactions, pursuant to the terms of the contractual arrangements between them. We currently do not have any cash management policies specifically governing these transfers between VIE and subsidiaries. Instead, we are guided by the contractual arrangements to which we are a party and, to the extent permissible under those contractual arrangements, the discretion of our management. For details on cash flows among our holding company, subsidiaries and consolidated VIEs by type in 2021, 2022 and 2023, see “Item 3. Key Information — Certain Summary Financial Information Regarding the Company, Its Subsidiaries, and Consolidated VIEs — Cash Flows Among the Company, Its Subsidiaries, and Consolidated VIEs” of our annual report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference to this prospectus supplement. However, there is no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer cash. For additional information, see “Item 3. Key Information — Certain Risks Related to Our Chinese Operations and Operating Structure — The PRC government may intervene or impose restrictions on our ability to transfer cash to or from the holding company, the subsidiaries, the VIEs and investors.” of our annual report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference to this prospectus supplement.

PRICE US$6.25 PER ADS

	Per ADS		Total
Public offering price	US$	6.2500	US$	93,750,000
Underwriting discounts and commissions	US$	0.1875	US$	2,812,500
Proceeds to us (before expenses) (1)	US$	6.0625	US$	90,937,500

(1)
See “Underwriting” beginning on page S-48 of this prospectus supplement for a description of the compensation payable to the underwriters.

The underwriters have an option to purchase up to an aggregate of 2,250,000 additional ADSs from us at the public offering price, less underwriting discounts and commissions, exercisable within 20 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment in New York, New York on or about October 24, 2024.

Deutsche Bank	CICC	US Tiger Securities

Prospectus Supplement dated October 23, 2024

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement, or the accompanying base prospectus is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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About this Prospectus Supplement

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying base prospectus from time to time in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying base prospectus, which gives more general information about securities we may offer from time to time. The base prospectus was included in the registration statement on Form F-3 (No. 333-282761) that we filed with the SEC on October 22, 2024 and may have been updated since that time with additional information that is incorporated by reference. The information in this prospectus supplement replaces any inconsistent information included in the accompanying base prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined, and when we refer to the “accompanying base prospectus,” we are referring to the base prospectus. If information in this prospectus supplement differs from information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

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“ADSs” refers to our American depositary shares, each of which represents 15 Class A ordinary shares;
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“China” or the “PRC” means the People’s Republic of China, and only in the context of describing PRC laws, regulations and other legal or tax matters in this prospectus supplement, excludes Hong Kong, Macau and Taiwan;
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“Chinese investors” refer to the Chinese speaking population around the globe;
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“conversion rate” means the ratio of (i) the number of trading customers to (ii) the number of customer accounts;
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“customer(s)” or “customer account(s)” means the registered users who have passed the Know-Your- Client (“KYC”) procedures and opened a trading account on our platform (including APP and website);
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“customer(s) with deposits” means the customers who have deposited funds in their accounts on our platform;
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“HK$” or “Hong Kong dollars” means the legal currency of Hong Kong;
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“MAA” refers to the fourth amended and restated memorandum and articles of association of our company, currently effective;
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“NZ$” or “New Zealand dollars” means the legal currency of New Zealand;
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“our VIEs” means Beijing Xiangshang Rongke Technology Development Co., LTD, or Beijing Rongke, formerly known as Ningxia Xiangshang Rongke Technology Development Co., LTD or Ningxia Rongke, and Beijing Xiangshang Yiyi Laohu Technology Group Co., LTD, or Beijing Yiyi, “VIE” or “VIEs” means a variable interest entity or variable interest entities;
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“our WFOEs” means Beijing Bohu Xiangshang Technology Co., Ltd., or Beijing Bohu, formerly known as Ningxia Xiangshang Yixin Technology Co., Ltd or Ningxia Yixin and Beijing Xiangshang Yixin Technology Co., Ltd., or Beijing Yixin; “WFOE” or “WFOEs” means the wholly-foreign owned entity or wholly-foreign owned entities as provided in the relevant PRC laws and regulations;
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“retention rate” means quarter over quarter retention for clients who had assets in their accounts in the previous quarter;
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“RMB” or “Renminbi” means the legal currency of China;
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“Singapore dollars” means the legal currency of Singapore;
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“trading customer(s)” means the customers who have conducted at least one trading transaction on our platform;
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“trading volume” means the total value of securities traded during a specific period of time;

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“UP Fintech,” “we,” “us,” “our” and “our company” means UP Fintech Holding Limited, our Cayman Islands holding company and its subsidiaries, and, when describing its operations and consolidated financial information, its consolidated VIEs entity and the subsidiaries of the VIEs; and
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“user(s)” or “registered user(s)” means those who have registered on our platform (including APP and website) but not necessarily have opened a trading account.

Unless otherwise noted, the translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement were made at a rate of RMB7.2672 to US$1.0000, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 28, 2024 and the translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus supplement were made at a rate of HK$7.8083 to US$1.00, the exchange rate in effect as of June 28, 2024. We make no representation that Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

Unless otherwise specifically indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 2,250,000 additional ADSs from us.

You should not consider any information in this prospectus supplement or the accompanying base prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the ADSs offered by this prospectus supplement.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

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Forward-Looking Statements

This prospectus supplement and the information incorporated by reference in the accompanying base prospectus may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” “could,” “potential” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

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our goals and strategies;
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our future business development, including the expansion of existing businesses and development of new businesses;
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our plans for international expansion of our business;
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our expectations and trends regarding our financial condition and results of operations;
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expected changes in our sources and volume of revenues;
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expected changes in our costs or expenditures, including those relating to regulatory compliance, personnel, development and sales of our products and services, arrangements with third parties, acquisitions, cost of funding, and litigation;
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our expectations regarding the demand for and market acceptance of our services;
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expected growth of our customers, including consolidated account customers;
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competition in our industry;
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our expectations regarding the impact of economic factors such as increased interest rates and inflation on our business, financial condition, and results of operations;
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government statutes, policies and regulations relating to our industry and our company, including the Holding Foreign Companies Accountable Act, and Chinese regulations impacting the variable interest entities in our corporate structure;
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whether we will be identified as a “Commission-Identified Issuer”, as defined below, this year or in future years; and
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our relationships with third parties on whom portions of our business depend, including Interactive Brokers.

You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus supplement and the accompanying base prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus supplement and the accompanying base prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. These industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data.

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Prospectus Supplement Summary

The following summary highlights selected information contained in greater detail elsewhere in this prospectus supplement, the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you should consider before investing in our ADSs. You should read carefully this entire prospectus supplement, including the “Risk Factors” section, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement, which are described under “Where You Can Find More Information About Us.”

Business Overview

We are a leading integrated financial technology platform providing cross-market, multi-product investment experience for investors around the world. We primarily operate a one-stop digital brokerage platform, which serves as a gateway for retail and corporate clients. Underpinned by the brokerage services, we have successfully expanded our product offerings to ESOP management, IPO distribution, and wealth management. These integrated product offerings are highly synergetic and have significantly increased the average revenue per user and customer lifetime value.

We offer comprehensive brokerage services through our integrated single-account structure, which empowers users in trade execution, margin financing and securities lending across different global markets. We also provide value-added services, such as investor education, community engagement and IR/PR platform, all within a few taps or clicks through APP on smartphone, tablet and PC terminals. In addition, we offer ESOP management services to soon-to-be listed and listed companies, which enable them and their employees to manage their equity incentive schemes in a convenient and simplified manner and enables us to build better connections with the institutional investors of the mentioned firms. Moreover, we serve such issuers whom we expect to have a greater chance of cross-selling our IPO distribution services, while retaining such employees with equity incentive awards to trade and invest on our platform. As of June 30, 2024, we served 579 corporate clients via our ESOP business and 442 corporate clients via our IR/PR platform. As of September 30, 2024, we obtained 77 license and qualifications. Furthermore, IPO distribution is also an integral part of our comprehensive services package and is a major focus for our future growth. It not only helps us strengthen our relationship with corporate clients, but also provides IPO subscription opportunities for our retail clients. In 2023, we participated in 28 U.S. and Hong Kong IPOs. In further, we offer ESOP employees and other brokerage customers personalized asset management and wealth management services at competitive prices, such as pre-IPO shares, overseas fund products or bonds, which then lead our users to allocate more of their wealth on our platform.

We keep optimizing our product and user experience, which we believe is the key to our long-term success. Our all-in-one experience adopted a comprehensive risk methodology enabling users to trade multi-asset classes across different markets in one integrated account. Our agile and scalable infrastructure enables us to enter new markets such as Singapore, Australia and other jurisdictions in a more efficient way. In addition, we distinguish ourselves in the market by moving up to the high-entry-barrier sector of self-clearing in the U.S. with acquisition of TradeUP Securities in 2019. We have restructured and upgraded the clearing system of TradeUP Securities to achieve high business flexibility. By the end of the fourth quarter of 2023, we have self-cleared over 90% of U.S. cash equity and option traded on our platform, further improved our operating efficiency and profit margin.

Our IPO underwriting business experienced significant reductions between 2022 and 2023 due to volatility in the U.S. IPO market and adjustment in business focus due in part to the decline in special purpose acquisition company IPOs between 2022 and 2023. It is an integral part of our comprehensive services package. In 2023, we participated in four U.S. IPOs (as compared to 26 in 2022), in all of which the Company’s wholly-owned subsidiaries Tiger Brokers (NZ) Limited or Tiger Securities, Inc. served as the underwriter (as compared to 23 in 2022). In 2023, the Company participated in 24 Hong Kong IPOs, including underwriting five of the top ten companies in terms of funds raised in Hong Kong IPOs. Since venturing into investment banking, the Company has participated in underwriting the offerings of over 150 companies for listings in Hong Kong and the US, which gains industry recognition.

We keep optimizing our topline mix to overcome market volatility. While we primarily generate revenues by charging our customers commission fees for trading of securities, we also earn interest income or financing service fees arising from or related to margin financing and securities borrowing and lending transactions provided by ourselves or third parties to our customers for trading activities, as well as other income from IPO distribution, and wealth management.

We generate revenues primarily by charging our customers commission fees for trading of securities as well as earning interest income or financing service fees arising from or related to margin financing and securities borrowing and lending transactions provided by ourselves or third parties to our customers for trading activities. Our revenues were US$264.5 million, US$225.4 million, US$272.5 million, US$132.4 million and US$166.4 million in 2021, 2022 and 2023 and for the six months ended June 30, 2023 and 2024, respectively. We generated net income of US$14.7 million, US$33.0 million, US$21.3 million and US$15.2 million in 2021 and 2023 and for the six months ended June 30, 2023 and 2024, respectively and recorded net losses of US$2.3 million in 2022. Our revenues in 2021, 2022 and 2023 and for the six months ended June 30, 2023 and 2024 were mainly generated in New Zealand, the U.S. and Singapore. Our New Zealand, U.S. and Singapore subsidiaries have contributed 92.9% of total revenues for the six months ended June 30, 2024. For a further description of the breakdown of our total revenues, see “Item 5. Operating and Financial Review and Prospects” of our annual report for the year ended December 31, 2023 on Form 20-F and our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and as of June 30, 2024 and the related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on October 22, 2024, both of which are incorporated by reference to this prospectus supplement.

Our Strengths

Proven capability to replicate success across key financial markets

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Since our initial public offering in 2019, we have significantly expanded the number of geographies in which we operate, and we are now a truly global platform with sizeable customer bases in Singapore, mainland China, Hong Kong, Australia & New Zealand and the United States. In terms of newly acquired funded clients between the third quarter of 2022 and the second quarter of 2024, Singapore accounted for 58%, the United States and Australia & New Zealand each accounted for 15%, Hong Kong accounted for 9% and mainland China accounted for 3%.
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While we have our roots in serving Chinese investors, we have a proven track record in expanding our business to new markets and serving customers from new geographies. Singapore was one of the first new markets that we entered, and one where we have had tremendous success. In fact, Singapore is now our largest market, with the number of Singapore customer accounts having surpassed that of mainland China since mid-2022. Our Singaporean operations is also a major revenue and profit contributor to the Company, having achieved profit breakeven in 2022. We maintain a leading market share and strong brand image in Singapore within the online brokerage industry, and we launched numerous localized products and features to enhance the user experience. In Singapore, we collaborated with a local licensed partner to roll out the Tiger BOSS Debit Card, the first kind of debit card in Singapore that allows users to earn fractional shares for every dollar they spend. Additionally, catering to Singapore local practice, we launched Cash Boost Account in April 2024, which enables local users to Contra Trading with instant trading limit of up to SGD 20,000 and no initial deposit required. Tiger Brokers is proud to be the first Fintech broker in Singapore to offer such services.
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In mainland China, despite changes to our business model that we have undertaken pursuant to regulatory requirements, mainland China remains an important base of customers for us. Our current business model does not violate local laws and regulations, and we continue to have customer service teams based in mainland China to ensure these customers are well-served. We have experienced no change in our clientele behavior since the regulatory notice from the CSRC and the retention rate for existing customers remains above 98%.
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Hong Kong is a market that we are experiencing rapid growth. Since our entry into the Hong Kong market, we have been attracting a large number of quality customers, resulting in our assets under custody having doubled quarter-over-quarter by the end of second quarter of 2024. Furthermore, Hong Kong is the center for our burgeoning Web 3 business with us being one of the first mainstream online brokers with uplifted Type 1 virtual asset trading license in Hong Kong to provide virtual asset trading services to professional investors and local retail investors. We have also acquired the capability to perform self-clearing in Hong Kong which enables us to be much more competitive in our pricing while maintaining profitability.
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In the United States, we are a FINRA member with licenses and qualifications in 49 states. We have also gained self-clearing and approved correspondent clearing capability with the acquisition of Marsco.
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In Australia & New Zealand, we maintain a high-quality customer cohort with high ARPU. The high disposal income in Australia & New Zealand translates into a sizeable total addressable market, and we have seen this market made a meaningful contribution to our incremental growth in terms of new customer accounts and trading volume during the past two years since we entered the local market in early 2022.

Strong track record of delivering growth through various market conditions

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We are one of the popular platform for trading United States stocks, with United States stocks trading volume typically accounting for approximately 85% of our total trading volume. With our entry into the Hong Kong market, we have seen a pick-up in the trading volume of Hong Kong stocks, with Hong Kong stocks typically accounting for approximately 10% of our total trading volume. Singapore stocks and others account for the remainder of our total trading volume.
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Given the investment behavior of our customers, where most are focused on trading United States stocks, we have achieved strong customer growth in the past few years in-line with the performance of the United States market, our revenues have grown at a compound annual growth rate of approximately 46.8% between 2019 and 2023.

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While we have been relatively insulated from the lackluster performance of Hong Kong shares and mainland China ADR shares in the past few years as Hong Kong stocks and mainland China ADRs only contribute a small portion of our total trading volume, we believe we are very well-positioned to benefit from current and future potential rebound in the mainland China ADRs and Hong Kong markets as a significant portion of our customers are familiar with publicly listed names in this region.
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We have already witnessed a significant uptick in the trading volume of Hong Kong shares and mainland China ADRs on our platforms since the economic stimulus package announced by the Chinese government on September 24, 2024. Our two weeks trading volume between September 30, 2024 to October 13, 2024 already reached between US$32 billion to US$33.6 billion, which almost reached the average monthly performance in the second quarter of 2024.

Comprehensive product offering with significant synergy across different segments

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ESOP management: We provide ESOP management services to soon-to-be listed and listed companies and their employees to manage their equity incentive schemes in a convenient manner. It allows us to capture an ever-increasing group of high-quality individuals with wealth growth potential and stickiness to our platform. Our service ranges across the United States, Hong Kong and mainland China A-share stocks, with over 80 industries. We have pioneered the “consulting + SaaS” service model that allows equity incentive scheme design, integrated equity incentive system, full-process management of incentive implementation and foreign exchange registration and tax filing. We have received numerous awards in the industry including National High-Tech Enterprise, Data Security Management Certification, Golden Wisdom Award and Specialized and Innovative certification;
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IPO distribution: We pioneer among digital brokerage platforms for offering in the United States IPO subscription services for retail and small institutional investors, which has proven to be an effective customer acquisition strategy to drive the growth of our trading accounts. We are also one of the few digital brokers in the market that can provide such services for global Chinese investors. From 2019 to 2023, we are ranked as number one underwriter of the United States ADRs with issuance value over US$600 million and over half of our HK IPOs underwritten achieved market capitalization of over HK$1 billion at the time of listing;
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Asset management and wealth management: Our cash management service provides our customers with high liquidity and steady interest from their idle cash when investing in low-risk financial products. Our "Fund Mall" allows our clients to choose from funds managed by globally renowned managers and create portfolios tailored to their specific needs. We expect such services will help increase user stickiness, diversify revenue streams and increase customer lifetime value.

Operational excellence driven by self-clearing capabilities and product expense management

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The integration of self-clearing system allows us to offer:
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Enhanced flexibility: Ability to self-clear in the financial instruments that cannot be cleared by third parties in a cost-effective way (e.g., less reliant on IBKR);
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Significant revenue upside and cost efficiency: Opportunity to unlock more revenue streams through enhanced capacity in margin financing and stock lending, while continuously lowering clearing costs;
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High scalability: Highly scalable infrastructure capable of connecting with existing system and extend functionalities to enter new markets more efficiently; and
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Ringfenced from competition: Mature and market-proven execution and clearing systems to improve capital management and ensure regulatory compliance.
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Benefiting from self-clearing capabilities, we drive down clearing costs as a percentage of total commissions, further driving operating leverage. Our execution and clearing expenses as a percentage of commissions reduced from 21.2% in 2021 to 8.1% in the first half of 2024.

Industry leading cutting-edge technology supported by self-owned property infrastructure

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We develop our proprietary trading platform, back-end technology and CRM system internally and consider our expertise in the rapid development and deployment of new trading technology as one of our core strengths. We have over 500 engineers and technicians, are able to introduce new features every two weeks, allows customers to register and submit an account-opening application in less than five minutes and shorten the time for new product/service from product design to launch by 60%.
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We have also strategically focused on investing in Web 3. We are one of the first mainstream online brokerage firms in Hong Kong to receive approval for Type 1 license upgrade to allow virtual asset trading. This successful upgrade opens the door for providing cryptocurrency trading services to professional investor clients and retail investors in Hong Kong. Since the launch of a crypto campaign in May 2024, the number of professional investor users have doubled in one month. Additionally, we have officially launched offline marketing efforts, such as advertisement, across Hong Kong and offer zero commission and no platform fees. Our subsidiary, YAX (Hong Kong) Limited, is currently applying for a virtual asset trading platform operator license from the Hong Kong SFC and gained deemed license.

Seasoned management team backed by strong shareholder support

•
We have a best-in-class management team that combines talents from both Internet and financial services companies, and many of them have over ten years of experience trading U.S. securities. Our founder and CEO, Mr. Tianhua Wu, was one of the most renowned experts in China's Internet field prior to founding our company. As a Tsinghua graduate majoring in computer science and technology, he has over eight years of experience working at NetEase. Our key personnel also comprise of experienced Internet entrepreneurs and talents from top Internet and technology giants in China such as Baidu, NetEase, Tencent and Xiaomi.
•
We have an experienced team of financial professionals from world-class institutions such as FINRA, Goldman Sachs, Morgan Stanley and UBS. For example, our director and CFO, Mr. John Fei Zeng has served multiple key positions in CICC, UBS and Goldman Sachs. Our U.S. CEO, Mr. Lei Huang, has rich management experience in regulatory body and several multinational companies such as FINRA, Morgan Stanley and CICC.
•
We are backed and invested by some of the most powerful financial and technology giants in the world, such as Interactive Brokers and Xiaomi, as well as some of the most highly regarded venture capital and private equity funds. Our shareholders provide us with the capital to fund our growth and also support us in the development and operation of our business.

Our Strategies

Expand globally to serve investors around the world

•
Leverage first-mover advantage to seize opportunities in the digital brokerage sector; and
•
Evaluate and pursue licenses or acquisitions to enhance offerings and accelerate growth objectives.

Strengthen our customer base

•
Acquire new customers and deepen relationship with existing customers;
•
Continue to foster the deep connection between retail and corporate clients; and
•
Continue to educate and nurture users via interactive events and high-quality content in online community.

Extend the breadth and depth of our offerings

•
Continue to focus on a comprehensive and diversified suite of offerings such as overnight trading, fractional shares; and
•
Create a more localized product experience based on local user preferences. For example, we offer Tiger BOSS Debit Card in Singapore that allows user earnings fractional shares.

Enhance investments in core infrastructure and technology

•
Continue to invest in core infrastructure to strengthen the tech moat;
•
Further develop AI and algorithmic capabilities to optimize value propositions and improve operating efficiency. We introduced TigerGPT, AI investment assistant for our customers; and
•
Continue to strengthen system stability and security of user assets.

Corporate History

The Company, known commercially in the Asia-Pacific region as “Tiger Brokers,” is a Cayman Islands exempted company incorporated in January 2018. As of the date of this prospectus supplement, our authorized share capital is US$50,000 divided into 5,000,000,000 shares.

For more details of the history of our securities issuances, please see “Description of Share Capital—History of Securities Issuances” of the accompanying base prospectus.

We commenced our technology research and development in June 2014 through Beijing Xiangshang Rongke Technology Development Co., LTD, or Beijing Rongke, formerly known as Ningxia Xiangshang Rongke Technology Development Co., LTD, or Ningxia Rongke.

In August 2016, Ningxia Rongke acquired Tiger Brokers (NZ) Limited, a registered financial service provider in New Zealand. Substantially all of our revenues were generated from Tiger Holdings Group Limited in 2016 and 2017, and from Tiger Brokers (NZ) Limited in 2018 and 2019. Tiger Brokers (NZ) Limited was known as Top Capital Partners Limited prior to June 2019.

To facilitate foreign investment in our business, starting from early 2018, we began to establish an offshore holding structure for our company. As part of the efforts, we incorporated a Cayman Islands exempted company, UP Fintech Holding Limited, or our Company, as our offshore holding company in January 2018. In February 2018, we established Up Fintech International Limited in Hong Kong, or Up International, as our intermediate holding company, which in turn established our WFOEs, Beijing Bohu, formerly known as Ningxia Xiangshang Yixin Technology Co., LTD, or Ningxia Yixin in May 2018, and Beijing Xiangshang Yixin Technology Co., LTD, or Beijing Yixin, in July 2018.

To enable our effective control over the PRC operating entities and their subsidiaries including Tiger Brokers (NZ) Limited (at the time), Beijing Bohu entered into variable interest entity, or VIE, contractual arrangements with Beijing Rongke, and Beijing Yixin entered into substantially similar VIE arrangements with Beijing Xiangshang Yiyi Technology Co., LTD, or Beijing Yiyi, which we collectively refer to as our VIEs in this prospectus supplement, and their respective shareholders. These contractual arrangements enable us to exercise effective control over our VIEs and their respective subsidiaries, receive substantially all of the economic benefits of such entities, and have an exclusive option to purchase all or part of the equity interests in and assets of them to the extent permitted by the applicable laws and regulations. For more details, please see Item 4 “Information on the Company—Contractual Arrangements with the VIEs and Their Respective Shareholders.” of our annual report for the year ended December 31, 2023 on Form 20-F, which is incorporated by reference to this prospectus supplement.

In June 2018, we formed a wholly-owned subsidiary Up Fintech Global Holdings Limited in British Virgin Islands, or BVI, first as the holding company to hold our wholly-owned U.S. entity, Tiger Fintech Holdings Inc., or Tiger Fintech Holdings and later as the holding company to hold our subsidiaries in other jurisdictions. In August 2018, Tiger Fintech Holdings acquired 100% of the equity interests of Wealthn LLC, a registered investment advisor in the United States. Wealthn LLC provides investment advisory services for high-net-worth individuals and family offices. In November 2018, Tiger Fintech Holdings completed the acquisition of 100% of the equity interests in US Tiger Securities, Inc. (formerly known as JFD Securities, Inc.), a U.S. registered broker-dealer.

In July 2018, we established another wholly-owned subsidiary Xiangshang Upfintech Holding Limited, a BVI company, to hold other licensed operating companies including its wholly-owned operating entity in Singapore, Tiger Fintech (Singapore) Pte. Ltd., which was established in March 2018. In October 2018, Ningxia Rongke transferred all equity interests in Tiger Brokers (NZ) Limited to Tiger Fintech (Singapore) Pte. Ltd. As a result, Tiger Brokers (NZ) Limited is no longer held by our VIEs in China. In November 2018, Tiger Brokers (NZ) Limited acquired 100% of the equity interests in Fleming Funds Management PTY Limited (“Fleming”), which was established in Australia in January 2006 and has been authorized as a licensed financial services provider in Australia since July 2006.

In September 2018, we established JV Uptech Holding Limited in BVI as a holding company to expand our business in Hong Kong. In October 2018, JV Uptech Holding Limited acquired 100% of the equity interests in Kastle Limited, which, in January 2019, was granted a license to carry on trust and company service business in Hong Kong. In January 2019, we entered into an agreement to purchase 100% equity interest of Tung Chi Consulting Limited, a licensed insurance broker in Hong Kong, and the acquisition completed in February 2019.

In March 2019, we completed our initial public offering of 14,950,000 of our ADSs, each representing 15 of our Class A ordinary shares. Concurrently, one of our existing shareholders, IB Global Investments LLC, a member of the Interactive Brokers Group of companies, purchased 13,125,000 Class A ordinary shares in a private placement.

In July 2019, we acquired 100% of the equity interests in Marsco, later changed its name to TradeUP Securities, Inc., for total consideration of US$9,348,290 in a combination of US$6,348,290 of cash and US$3,000,000 of Class A ordinary shares of the Company. Marsco is a licensed U.S. self-clearing broker-dealer that focuses on empowering self-directed investors with the necessary tools to manage their portfolios. Marsco brings in rich broker dealer experience in execution and clearing.

In February 2021, we entered into convertible note purchase agreements with a group of investors led by an affiliate of Xiaomi Corporation in an aggregate principal amount of US$65 million through a private placement to these investors. The convertible notes will mature in 2026 unless previously converted.

In April 2021, we entered into convertible note purchase agreements with a group of investors in an aggregate principal amount of US$90 million through a private placement to these investors. The convertible notes will mature in 2026 unless previously converted.

In June 2021, we completed our follow-on public offering of 6,500,000 of our ADSs, at a public offering price of US$24.5 per ADS, each representing 15 of our Class A ordinary shares.

In October 2021, we completed the acquisition of Ocean Joy, and its sole subsidiary, a firm licensed with the Hong Kong Securities and Futures Commission for Type 1 (Dealing in Securities) and Type 2 (Dealing in Futures Contracts) regulated activities. Upon the completion of the acquisition, we started to prepare to operate the brokerage business in Hong Kong.

In August 2022, our wholly owned subsidiary Tiger Brokers HK was granted by the Hong Kong Securities and Futures Commission licenses for Type 4 Advising on Securities and Type 5 Advising on Futures Contracts regulated activities, which we believe will allow us to provide more types of service in the future to our clients in Hong Kong.

In November 2022, we closed an angel round of financing for Beijing Yixin Xiangshang Technology Co., LTD or Beijing Xiangshang, and in April 2023, we closed a Pre-A round of financing for Beijing Xiangshang. As a result, the angel round investors and Pre-A round investors now hold a 27.6% and 3.1% stake respectively in Beijing Xiangshang through which we conduct our ESOP business. Going forward, the ESOP business may continue to seek new rounds of external equity financing, depending on market conditions and its business needs. We believe the financing will allow us to better serve our ESOP clients.

In September 2024, to address certain operational challenges in asset and wealth management industry such as complex client onboarding requirements, cumbersome account opening processes, limited trading options, and low transaction settlement efficiency, we introduced our next-generation Turnkey Asset Management Platform (TAMP).

In January 2024, our wholly owned subsidiary Tiger Brokers HK has officially upgraded its Type 1 license to include virtual asset dealing service, making it one of the first mainstream online brokerage firms in Hong Kong to receive approval for such a license upgrade. This successful upgrade opens the door for providing cryptocurrency trading services to Professional Investor clients in Hong Kong through its flagship platform, Tiger Trade.

In March 2024, SFC has officially granted a Type 9 license (Asset Management) to Tiger Brokers HK, authorizing Tiger Brokers HK to provide asset management services, including discretionary accounts service to both retail clients and professional investors and asset management service to collective investment schemes offered to professional investors only.

Corporate Information

The locations of our principal executive offices are 1 Raffles Place, #35-61 One Raffles Place, Singapore (048616) and 18/F, Grandyvic Building, No. 1 Building, No. 16 Taiyanggong Middle Road, Chaoyang District, Beijing, 100020 PRC and our telephone number at this address is +86-10-56216660. Our registered office in the Cayman Islands is P.O. Box 2547, 23 Lime Tree Bay Avenue, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204 Newark, Delaware 19711 and the telephone number of our agent is (302) 738-6680.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.itigerup.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement.

The SEC maintains an internet site at www.sec.gov that contains reports, information statements, and other information regarding issuers that file electronically with the SEC.

Summary of Risk Factors

We face the following risks and uncertainties in realizing our business objectives and executing our strategies.

Risks Related to Our Business and Industry

•
We have a limited operating history and our historical financial, operating results and growth rates may not be indicative of future performance.
•
We have incurred net losses in the past and may incur losses in the future.

•
We may not be able to obtain or maintain all necessary licenses, permits and approvals and to make all necessary registrations and filings for our activities in multiple jurisdictions and related to residents therein, especially in China or otherwise related to PRC residents.
•
If we fail to maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

Risks Related to Our Chinese Operations and Operating Structure

•
Shareholders may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. courts may be limited, because we are registered under Cayman Islands law.
•
If the agreements that establish the structure for operating some of our activities in China do not comply with PRC regulations, if we fail to obtain all required permissions and approvals required by Chinese regulatory authorities, or if these regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.
•
We rely on contractual arrangements with the VIEs and their respective shareholders for a large portion of our business operations, which may not be as effective as equity ownership in providing operational control, and which we may not be able to enforce in a court of law.
•
Any failure by the VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

Risks Related to Doing Business in China

•
Geopolitical and regulatory tensions between the U.S. and China, and on a larger scale internationally, may dampen growth in China and other markets where the majority of our customers reside, and our activities and results may be negatively impacted.
•
PRC economic, political and social conditions as well as government policies could adversely affect our business and prospects.
•
We may be subject to penalties for failure to fully comply with the NDRC and the MOFCOM filing requirements for historical overseas investments.
•
The enforcement of the Labor Contract Law of the People’s Republic of China, or the PRC Labor Contract Law, and other labor-related regulations in the PRC may increase our labor costs and impose limitations on our labor practices.
•
Failure to make adequate contributions to various employee benefit plans as required by the PRC regulations may subject us to penalties.
•
The approval or filing of the China Securities Regulatory Commission or other PRC regulatory agencies may be required to maintain our listing status or conduct future offshore securities offerings.
•
Trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist the ADSs.

Risks Related to this offering, our Class A ordinary shares and our ADSs

•
Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.
•
As a result of Mr. Tianhua Wu’s control of our Class B ordinary shares, Mr. Wu will effectively control the outcome of shareholder actions in our company and may take actions that might not be beneficial to holders of our Class A ordinary shares or ADSs.
•
Our dual-class share structure with different voting rights may adversely affect the value and liquidity of the ADSs.
•
The trading prices of our ADSs are likely to be volatile, which could result in substantial losses to investors.
•
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

See “Risk Factors” section of this prospectus supplement and the accompanying prospectus, together with the risks described under the “Item 3. Key Information — D. Risk Factors” of our annual report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference to this prospectus supplement.

Recent Developments

CSRC Filing Requirements

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, as approved by the State Council, released the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies and five interpretive guidelines (collectively, the “CSRC Filing Rules”), which came into effect on March 31, 2023. Under the CSRC Filing Rules, a filing-based regulatory system shall be applied to “indirect overseas offerings and listings” of PRC domestic companies, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a domestic company that operates its main business domestically. The CSRC Filing Rules state that, any post-listing follow-on offering by an issuer in the same overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Therefore, any of our future offering and listing of our securities in an overseas market shall be subject to the filing requirements under the CSRC Filing Rules.

In the opinion of JunHe LLP, our counsel as to certain PRC legal matters, other than the CSRC filing that we are required to submit after the completion of an offering made pursuant to this prospectus supplement, we and our PRC subsidiaries are not required to obtain permissions from the CSRC for this offering.

If we fail to complete review or filing procedures, under the CSRC Filing Rules or otherwise, for any future overseas securities offering or listing, or if the CSRC disagrees with our view on the applicability of the CSRC Filing Rules to this offering, we may face sanctions by the CSRC or other PRC regulatory authorities, which may include fines and penalties on our operations in China, limitations on our operating privileges in China, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, restrictions on or delays to our future financing transactions offshore, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the ADSs. See “Risk Factors—Risks Related to Doing Business in China—The approval or filing of the China Securities Regulatory Commission or other PRC regulatory agencies may be required to maintain our listing status or conduct future offshore securities offerings.”

Implication of the Holding Foreign Companies Accountable Act

Under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023 (the “HFCAA”), trading in our securities on U.S. markets, including Nasdaq, may be prohibited if the PCAOB determines that it is unable to inspect or investigate completely our auditor for two consecutive years. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor.

The inability of the PCAOB to conduct inspections in the past also deprived our investors of the benefits of such inspections. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations completely of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. The PCAOB vacated its previous 2021 determinations accordingly. On December 29, 2022, the Consolidated Appropriations Act, 2023, was signed into law, amending the HFCAA in two significant ways: (i) reducing the consecutive non-inspection years required to trigger HFCAA prohibitions from three to two, and (ii) allowing any foreign jurisdiction to be the basis for the PCAOB’s incomplete access to inspect or investigate a company’s auditor. Initially, the HFCAA applied only if the PCAOB’s inability to inspect or investigate resulted from a stance taken by an authority in the foreign jurisdiction where the relevant public accounting firm operated. Following the Consolidated Appropriations Act, 2023, the HFCAA now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm arises from a stance taken by an authority in any foreign jurisdiction, irrespective of the location of the accounting firm.

However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong, among other jurisdictions. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year, and if we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited, and Nasdaq may determine to delist our securities. For the details of the risks associated with the enactment of the HFCAA, see “Risk Factors—Risks Related to Doing Business in China—Trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist the ADSs.”

Estimated Third Quarter 2024 Preliminary Operating Highlights and Preliminary Unaudited Financial Information

We are in the process of finalizing our results of operations and other financial and operating data for the three months ended September 30, 2024 (the “third quarter of 2024”). While our full financial information and operating data for such period are not available yet, our management provides you with the following financial and operating data based on our current estimates.

Because the reporting period for the third quarter of 2024 has recently ended, the preliminary financial information presented below for such period reflects assumptions and estimates based only upon preliminary information available to us as of the date of this prospectus supplement. The preliminary financial information included in this prospectus supplement has been prepared by, and is the responsibility of our management. No independent auditor has audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, no independent auditor has expressed any opinion or any other form of assurance with respect thereto. During the course of our financial statement closing and review process, we may identify items that would require us to make material adjustments to the financial information described below. As such, this preliminary financial information should not be viewed as a substitute for our full reviewed financial statements prepared in accordance with U.S. GAAP and may be subject to material changes and, therefore, we caution you that such estimates are subject to risks and uncertainties, including possible material adjustments. See “Forward-Looking Statements” in this prospectus supplement.

Preliminary Operating Data

Our estimated selected preliminary operating data for the third quarter of 2024 are as follows:

•
Newly funded accounts: We estimate to add between 49,200 to 51,600 newly funded accounts in the third quarter of 2024, representing an increase of 100.0% to 109.7% as compared to the same period of 2023.
•
Total account balance: We estimate our total account balance to be between US$39.0 billion to US$41.2 billion as of September 30, 2024, representing an increase of 106.3% to 118.0% as compared to September 30, 2023. As of October 13, 2024, our total account balance was around US$39.6 billion to US$41.7 billion.
•
Trading volume: We estimate our trading volume to be between US$157.0 billion to US$165.0 billion in the third quarter of 2024, representing an increase of 95.6% to 105.6% as compared to the same period of 2023. Since September 30, 2024 and up to October 13, 2024, our trading volume amounted to US$32.0 billion to US$33.6 billion.
•
Trading volume of stocks: We estimate our trading volume of stocks to be between US$40.0 billion to US$42.0 billion in the third quarter of 2024, representing an increase of 80.6% to 89.6% as compared to the same period of 2023.

Preliminary Unaudited Financial Information

Our estimated selected financial data for the third quarter of 2024 are as follows:

•
Total revenues: We estimate our total revenue for the third quarter of 2024 to be between US$96.0 million to US$103.0 million, representing an increase of 36.9% to 46.9% as compared to the same period of 2023. This strong growth was primarily attributable to an increase in trading volume and market activities as well as the high interest rate environment.
•
Commissions: We expect our revenues from commissions to be between US$39.0 million to US$42.0 million, representing an increase of 68.1% to 81.0% as compared to the same period of 2023.

The Offering

Offering price	US$6.25 per ADS.
ADSs offered by us	15,000,000 ADSs (or 17,250,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
ADSs outstanding immediately after this offering	161,904,704 ADSs (or 164,154,704 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering(1)

2,672,076,751 Class A ordinary shares (or 2,705,826,751 Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs representing Class A ordinary shares in full) and 97,611,722 Class B ordinary shares.

The ADSs	Each ADS represents 15 Class A ordinary shares. See “Description of American Depositary Shares” in the accompanying base prospectus.
Option to purchase additional shares	We have granted the underwriters an option, exercisable within 20 days from the date of this prospectus supplement, to purchase up to an aggregate of 2,250,000 additional ADSs.
Use of proceeds

We estimate that we will receive net proceeds from this offering of US$90.00 million, or US$103.65 million if the underwriters exercise their option to purchase additional ADSs in full, at an offering price of US$6.25 per ADS, after deducting the underwriting discounts and commissions and estimated net offering expenses payable by us.

We plan to use the net proceeds from this offering to strengthen our capital base and further our business development initiatives. See “Use of Proceeds” in this prospectus supplement.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply these net proceeds. If an unforeseen event occurs or business conditions change, we may use these proceeds differently than as described above.

Listing	Our ADSs representing our Class A ordinary shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “TIGR.”
Lock-up

In connection with this offering, subject to certain exceptions, we and Mr. Tianhua Wu, our Chief Executive Officer and director, have agreed with the underwriters, without the prior written consent of the representatives, not to offer, pledge, sell, or otherwise transfer or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the period ending 90 days after the date of this prospectus supplement.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on or about October 24, 2024.
Depositary	Deutsche Bank Trust Company Americas.
Risk factors

See “Risk Factors” and other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying base prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Conflict of Interest

Our affiliate, US Tiger Securities, Inc., is a member of FINRA and is participating in this offering. Because US Tiger Securities, Inc. has a conflict of interest pursuant to FINRA Rule 5121, the distribution arrangements for this offering must comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with FINRA Rule 5121, no FINRA member firm that has a conflict of interest under FINRA Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer.

Note:

(1)
The number of ordinary shares outstanding immediately after this offering is calculated using the number of ordinary shares outstanding as the date of this prospectus supplement, comprising of 2,447,076,751 Class A ordinary shares and 97,611,722 Class B ordinary share.

Selected Consolidated Financial and Operating Data

The following selected consolidated statement of comprehensive income (loss) data for the years ended December 31, 2021, 2022 and 2023, selected consolidated balance sheet data as of December 31, 2022 and 2023, and selected consolidated statement of cash flows data for the years ended December 31, 2021, 2022 and 2023 have been derived from our audited consolidated financial statements incorporated by reference in the accompanying base prospectus. The following summary consolidated statements of comprehensive income (loss) data for the six months ended June 30, 2023 and 2024, summary consolidated balance sheet data as of June 30, 2024 and summary consolidated statement of cash flows data for the six months ended June 30, 2023 and 2024 have been derived from our unaudited interim condensed consolidated financial statements incorporated by reference in the accompanying base prospectus. Our consolidated financial statements have been prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” of our annual report for the year ended December 31, 2023 on Form 20-F, which is incorporated by reference to this prospectus supplement. Our historical results for any period are not necessarily indicative of results to be expected for any future period.

The following table sets forth a summary consolidated statement of comprehensive income (loss) data, both in absolute amount and as a percentage of total revenues, except for share data and per share data for the periods indicated.

	For the years ended December 31,						For the six months ended June 30,
	2021		2022		2023		2023		2024
	US$	%	US$	%	US$	%	US$	%	US$	%
	(in thousands except for percentages, share and per share data)
Consolidated Statements of Comprehensive Income (Loss) Data:
Revenues(1) :
Commissions	147,199	55.7	108,118	48.0	92,594	34.0	47,450	35.8	61,873	37.2
Financing service fees	9,269	3.5	7,903	3.5	12,179	4.4	5,696	4.3	5,737	3.4
Interest income	70,335	26.6	85,150	37.8	149,291	54.8	71,036	53.7	88,035	52.9
Other revenues	37,685	14.2	24,195	10.7	18,444	6.8	8,198	6.2	10,741	6.5
Total revenues	264,488	100.0	225,366	100.0	272,508	100.0	132,380	100.0	166,386	100.0
Interest expense(1)	(18,379)	(7.0)	(18,669)	(8.3)	(46,958)	(17.2)	(18,831)	(14.2)	(28,372)	(17.1)
Total net revenues	246,109	93.1	206,697	91.7	225,550	82.8	113,549	85.8	138,014	82.9
Operating cost and expenses:
Execution and clearing(1)	(31,144)	(11.8)	(15,608)	(6.9)	(9,084)	(3.3)	(4,467)	(3.4)	(5,038)	(3.0)
Employee compensation and benefits	(87,160)	(33.0)	(101,749)	(45.1)	(100,751)	(37.0)	(48,315)	(36.5)	(56,432)	(33.9)
Occupancy, depreciation and amortization	(6,135)	(2.3)	(9,013)	(4.0)	(9,387)	(3.4)	(4,961)	(3.7)	(4,254)	(2.6)
Communication and market data(1)	(22,121)	(8.4)	(27,138)	(12.0)	(30,831)	(11.3)	(14,720)	(11.1)	(17,375)	(10.4)
Marketing and branding	(59,265)	(22.4)	(33,122)	(14.7)	(20,860)	(7.7)	(9,905)	(7.5)	(10,799)	(6.5)
General and administrative	(22,706)	(8.6)	(18,333)	(8.2)	(21,791)	(8.0)	(9,051)	(6.9)	(25,913)	(15.6)
Total operating cost and expenses	(228,531)	(86.5)	(204,963)	(90.9)	(192,704)	(70.7)	(91,419)	(69.1)	(119,811)	(72.0)
Other income (expenses):
Fair value change from convertible bonds(1)	4,195	1.6	—	—	—	—	—	—	—	—
Others, net	(2,719)	(1.0)	298	0.1	13,148	4.8	8,088	6.1	5,020	3.1
Income before income taxes	19,054	7.2	2,032	0.9	45,994	16.9	30,218	22.8	23,223	14.0
Income tax expense	(4,363)	(1.6)	(4,289)	(1.9)	(12,987)	(4.8)	(8,895)	(6.7)	(8,015)	(4.8)
Net income (loss)	14,691	5.6	(2,257)	(1.0)	33,007	12.1	21,323	16.1	15,208	9.1
Less: net loss attributable to non-controlling interests	—	—	(129)	(0.1)	(98)	(0.0)	(75)	(0.1)	(20)	(0.0)
Accretion of redeemable non-controlling interests to redemption value	—	—	(58)	(0.0)	(541)	(0.2)	(249)	(0.2)	(305)	(0.2)
Net income (loss) attributable to ordinary shareholders of UP Fintech	14,691	5.6	(2,186)	(1.0)	32,564	11.9	21,149	16.0	14,923	9.0
Net income (loss) per share attributable to ordinary shareholders of UP Fintech:
Basic	0.01	—	(0.00)	—	0.01	—	0.009	—	0.006	—
Diluted	0.01	—	(0.00)	—	0.01	—	0.009	—	0.006	—
Weighted average shares used in calculating net income (loss) per ordinary share:
Basic	2,205,186,257	—	2,295,154,791	—	2,325,338,439	—	2,317,687,839	—	2,348,450,793	—
Diluted	2,335,717,204	—	2,295,154,791	—	2,427,268,831	—	2,413,294,307	—	2,371,490,247	—

Note:

(1)
The following table includes revenues, costs and expenses resulting from transactions with related parties for the year ended December 31, 2021, 2022, 2023, and the six months ended June 30, 2023 and 2024:

	For the years ended December 31			For the six months ended June 30
	2021	2022	2023	2023	2024
	(in thousands of US$)
Revenues:
Commissions	30,446	4,002	122	3	81
Financing service fees	9,269	1,329	—	—	—
Interest income	31,777	4,795	1,379	75	1,256
Other revenues	15,556	1,805	—	—	—
Interest expense	(13,938)	(2,057)	—	—	—
Execution and clearing	(17,510)	(1,752)	—	—	—
Communication and market data	(94)	(135)	(150)	(71)	(66)
Fair value change from convertible bonds	2,860	—	—	—	—

The following table sets forth a summary consolidated balance sheet data as of the dates indicated:

	As of December 31,		As of June 30,
	2022	2023	2024
	(in thousands of US$)
Assets:
Cash and cash equivalents	277,661	322,600	392,528
Cash-segregated for regulatory purpose	1,678,068	1,617,154	1,701,707
Term deposits	946	897	901
Receivables from customers	644,691	753,361	846,676
Receivables from brokers, dealers, and clearing organizations	956,946	541,877	1,591,934
Financial instruments held, at fair value	162,535	428,160	175,702
Prepaid expenses and other current assets	12,963	17,935	17,770
Amounts due from related parties	4,769	7,988	9,964
Total current assets	3,738,579	3,689,972	4,737,182
Long-term deposits	—	4,225	1,376
Right-of-use assets	13,960	9,068	13,054
Property, equipment and intangible assets, net	16,504	16,430	16,474
Goodwill	2,493	2,493	2,493
Long-term investments	7,928	7,586	7,326
Other non-current assets	4,774	5,282	6,366
Deferred tax assets	13,122	10,991	9,102
Total assets	3,797,360	3,746,047	4,793,373
Liabilities:
Payables to customers	2,996,405	2,913,307	2,805,724
Payables to brokers, dealers and clearing organizations	138,621	114,772	1,241,375
Accrued expenses and other current liabilities	37,778	42,382	43,395
Deferred income - current	1,800	820	—
Lease liabilities - current	5,490	4,133	4,445
Amount due to related parties	462	10,148	21,996
Total current liabilities	3,180,556	3,085,562	4,116,935
Convertible bonds	154,337	156,888	158,182
Deferred income - non-current	388	—	—
Lease liabilities - non-current	8,390	4,777	8,140
Deferred tax liabilities	2,060	3,398	2,315
Total liabilities	3,345,731	3,250,625	4,285,572
Commitments and Contingencies
Mezzanine equity
Subscriptions receivable from redeemable non-controlling interests	(43)	—	—
Redeemable non-controlling interests	4,685	6,707	6,871
Total Mezzanine equity	4,642	6,707	6,871
Shareholders’ equity:
Class A ordinary shares	22	23	23
Class B ordinary shares	1	1	1
Additional paid-in capital	495,706	505,448	510,169
Statutory reserve	6,172	8,511	8,511
Accumulated deficit	(50,367)	(19,600)	(4,372)
Treasury stock	(2,173)	(2,173)	(2,173)
Accumulated other comprehensive loss	(2,231)	(3,234)	(10,940)
Total UP Fintech shareholders’ equity	447,130	488,976	501,219
Non-controlling interests	(143)	(261)	(289)
Total equity	446,987	488,715	500,930
Total liabilities, mezzanine equity and equity	3,797,360	3,746,047	4,793,373

The following table sets forth a summary of our cash flows for the period presented:

	For the years ended December 31,			For the six months ended June 30,
	2021	2022	2023	2023	2024
	(in thousands of US$)
Summary Consolidated Statement of Cash Flows Data:
Net cash provided by/(used in) operating activities	413,204	258,061	(6,566)	(63,847)	155,124
Net cash provided by/(used in) investing activities	10,919	(3,612)	(7,751)	(2,059)	1,571
Net cash provided by financing activities	330,881	4,730	1,820	1,750	44
Increase (decrease) in cash and cash equivalents and restricted cash	755,004	259,179	(12,497)	(64,156)	156,739
Effect of exchange rate changes	(1,719)	(4,335)	(3,478)	(3,825)	(2,258)
Cash, cash equivalents and restricted cash at beginning of the year/period	947,600	1,700,885	1,955,729	1,955,729	1,939,754
Cash, cash equivalents and restricted cash at end of the year/period	1,700,885	1,955,729	1,939,754	1,887,748	2,094,235

The below table reflects selected operating data for the first half of 2024 compared to the same period in 2023.

	As of and for the six months ended June 30,
	2023	2024
In 000’s
Number of customer accounts	2,119.1	2,307.9
Number of customers with deposits	840.9	982.3
Number of options and futures contracts traded	15,643.6	23,025.4
In USD millions
Trading volume	132,180.0	191,270.6
Trading volume of stocks	42,304.2	62,111.0
Total account balance	17,269.4	38,188.6

Risk Factors

An investment in our ADSs involves risks. Before you decide to buy these securities, you should consider carefully all of the information in this prospectus supplement as well as the section titled “Risk Factors” included in the accompanying base prospectus and all the documents incorporated therein by reference. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our ADSs could decline, and you could lose all or part of your investment. Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” in the accompanying base prospectus for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into the accompanying base prospectus by reference.

Risks Related to Our Business and Industry

We have a limited operating history and our historical financial, operating results and growth rates may not be indicative of future performance.

We have a limited operating history. We launched our trading platform in August 2015 and have experienced rapid growth since then. Our total revenues decreased from US$264.5 million in 2021 to US$225.4 million in 2022 and increased to US$272.5 million in 2023. Our total revenue increased from US$132.4 million for six months ended June 30, 2023 to US$166.4 million for the six months ended June 30, 2024. We generated net income of US$14.7 million in 2021 and incurred net losses of US$2.3 million in 2022, as a result of the challenging macro environment in 2022; however, we generated net income of US$33.0 million in 2023 and US$15.2 million for the six months ended June 30, 2024, driven by our strategy execution on internationalization and the high interest rate environment. We expect our business expansion to continue as we grow our customer base and explore new market opportunities. However, due to our limited operating history, our historical growth rates may not be indicative of our future performance. We cannot assure you that we will grow at the same rate and succeed in introducing new services and products as we did in the past. Further, we may fail to adjust our business model to our development needs or the requirements of this ever-changing industry. You should consider our prospects in light of the risks and uncertainties that a fast-growing company with a limited operating history may be exposed to or encounter.

We have incurred net losses in the past and may incur losses in the future.

We generated net income of US$14.7 million in 2021, US$33.0 million in 2023, US$21.3 million for the six months ended June 30, 2023 and US$15.2 million for the six months ended June 30, 2024, but we incurred net losses of US$2.3 million in 2022. We have made significant investments in research and development, employee compensation and benefits, communication and market data, and marketing and branding to rapidly develop and expand our business. We expect to continue or increase such investments to establish and expand our business, and these investments may not result in an increase in revenue or positive cash inflow from operations in a timely manner, or at all.

We may incur substantial losses for a number of reasons, including the lack of a larger customer base, as well as other risks discussed herein, and we may incur unforeseen expenses, or encounter difficulties, complications and delays in generating revenues or achieving profitability. We may also incur net losses in the future due to changes in the macroeconomic and regulatory environment, competitive dynamics and our inability to respond to these changes in a timely and effective manner. If we are unable to maintain profitability, we may have to reduce the scale of our operations, which may impact our business growth and adversely affect our financial condition and results of operations.

If we are unable to operate in a cost-effective manner, our results of operation may be negatively impacted.

Our ability to control costs and expenses relating to our operations affects our profitability. With the expansion of our business, we expect our operating cost and expenses to continue to increase, including employee compensation and benefits, marketing and branding and other costs and expenses. The salary level in the fintech industry in and outside China has generally increased in recent years, and we offer competitive wages and other benefits to recruit and retain quality professionals. Employee compensation and benefits (excluding share-based compensation) were US$73.8 million, US$87.5 million, US$90.6 million, US$43.8 million and US$51.4 million in 2021, 2022 and 2023 and for the six months ended June 30, 2023 and 2024, respectively. In addition, we utilize various marketing tools, including branding on online and traditional channels, collaborating with business partners, hosting branding events and circulating branding materials, to attract new customers, retain our existing customers and increase our revenues. Our marketing and branding expenses were US$59.3 million, US$33.1 million, US$20.9 million, US$9.9 million and US$10.8 million in 2021, 2022 and 2023 and for the six months ended June 30, 2023 and 2024, respectively, accounting for 22.4%, 14.7%, 7.7%, 7.5% and 6.5%, respectively, of our total revenues for the same periods. If we are unable to operate in a cost-effective manner, our results of operations may be negatively impacted.

Attrition of customer accounts and failure to attract new accounts could have a material adverse effect on our business, financial condition and results of operations.

Our customer base mainly comprises of individual customers. Although we offer services designed to educate, support and retain our customers, our efforts to attract new customers or reduce the attrition rate of our existing customers may not be successful. The number of customers on our trading platform depends on the usability and popularity of our trading platform as well as the industry outlook of the online brokerage business. Our customers’ trading volume is directly influenced by the demand for trading by individual investors, which is affected by the general social and economic conditions, as well as individual investors’ preference for the choice of investment products. In addition, customers’ trading activities are influenced by the trading price volatility of the relevant products.

Additionally, we have a large and highly engaged customer base, which drives our revenue growth. Our ability to continue to effectively maintain and expand our customer base will affect the growth of our business and our revenues going forward. Our total customer accounts increased from 1,845,869 as of December 31, 2021 to 2,007,989 as of December 31, 2022 and 2,195,705 as of December 31, 2023 and further increased to 2,307,946 as of June 30, 2024. Our revenues decreased from US$264.5 million in 2021 to US$225.4 million in 2022 resulting from the challenging macro environment in 2022, and increased to US$272.5 million in 2023 resulting from the increase of federal benchmark rates in 2023. Our revenues increased by 25.7% from US$132.4 million for the six months ended June 30, 2023 to US$166.4 million for the six months ended June 30, 2024. This increase was primarily driven by significant increases in commissions, interest income and revenues generated from our IPO distribution services. Furthermore, the level of customer engagement affects our commissions, interest income and financing service fees. Total account balance decreased from US$17.1 billion as of December 31, 2021 to US$14.0 billion as of December 31, 2022, and increased to US$30.6 billion as of December 31,2023 and further increased to US$38.2 billion as of June 30, 2024. Our ability to expand our customer base, including expansion into new markets including the United States, Australia, Hong Kong and Singapore, as well as maintain and enhance customer engagement, depends on, among other things, our ability to continuously provide comprehensive and user-friendly online trading experience. If we were unable to maintain or increase our customer retention rates or generate new customers in a cost-effective manner, our business, financial condition and results of operations would likely be adversely affected. Historically, we incurred US$59.3 million, US$33.1 million, US$20.9 million, US$9.9 million and US$10.8 million in marketing and branding expenses, representing 22.4%, 14.7%, 7.7%, 7.5% and 6.5% of our total revenues in 2021, 2022 and 2023 and for the six months ended June 30, 2023 and 2024, respectively. Although we have spent significant financial resources on marketing expenses and plan to continue doing so, these efforts may not be cost-effective to attract new customers. We cannot assure you that we will be able to maintain or grow our customer base in a cost-effective way. If we are unable to maintain high quality services, or maintain or reduce our service fee rate, or introduce new products and services, we may fail to attract new customers or lose our existing customers, which could adversely affect our growth and profitability.

If we are unable to earn commissions for brokerage services and interest income or financing service fees for margin financing, our results of operation may be negatively impacted.

We charge commission fees for the brokerage services we deliver to our customers. We also earn interest income or financing service fees arising from or related to margin financing provided by ourselves or third parties to our customers for trading activities. Our ability to earn commission fees, interest income or financing service fees largely depends on the number of customers on our trading platform and their trading volume. From 2021 to 2023, the average rate of commissions over trading volume, which is the ratio of the total commissions to the total trading volume in the same period, declined from 0.0364% to 0.0315%. This decline was primarily due to the lower commissions resulting from the decreased trading volume. If our customers’ account balances or trading volume decline in the future, we will likely earn less in commissions, which could have a material adverse effect on our results of operations. Additionally, our ability to extend margin financing to our customers largely depends on the amount of funds we can allocate internally and obtain from external sources, such as potential borrowings on revolving credit facilities. In connection with the significant growth in our consolidated account customers, we expect to generate more interest income from margin financing offered to our customers. If we are unable to extend margin financing and earn commission fees, interest income or financing service fees, or if there is a reduction in our fee rates, our results of operations may be adversely affected. Additionally, market volatility or declines may cause our clients to experience losses, which may result in a higher rate of client defaults. If we are unable to recover funds due from our clients, our results of operations and financial condition will be adversely affected.

Our current level of commission and fee rates may decline in the future. Any material reduction in our commission or fee rates could reduce our profitability.

We derive a significant portion of our revenues from commissions and fees paid by our clients for trading securities through our platform. Commission fees generated from our brokerage services accounted for US$147.2 million, US$108.1 million, US$92.6 million, US$47.5 million and US$61.9 million in 2021, 2022 and 2023 and for the six months ended June 30, 2023 and 2024, respectively. We may experience pressure on our commission or fee rates as a result of competition we face in the online brokerage service industry. Some of our competitors offer a broader range of services to a larger client base and enjoy higher trading volumes than we do. Consequently, our competitors may be able and willing to offer trading services at lower commission or fee rates than we currently offer or may be able to offer.

For example, some brokers in Hong Kong and the United States offer zero commission fees or similar policies to attract retail securities investors. As a result of this pricing competition, we could lose both market share and revenues. We from time to time award discounted or even zero commission fees to new or existing customers as part of our marketing scheme, thus attracting more customers and boosting customer stickiness. We believe that any downward pressure on commission or fee rates would likely continue and intensify as we continue to develop our business and gain recognition in our markets. A decline in our commission or fee rates could lower our revenues, which would adversely affect our profitability. In addition, our competitors may offer other financial incentives such as rebates or discounts in order to induce trading in their systems rather than in ours. If our commission or fee rate decreases significantly, our operating and financial results may be materially and adversely affected.

A failure in our information technology, or IT, systems could cause interruptions in our services, undermine the responsiveness of our services, disrupt our business, damage our reputation and cause losses.

Our IT systems support all phases of our operations, including marketing, customer development and the provision of customer support services, and are an essential part of our technology infrastructure. Our technology infrastructure and compliance capabilities are critical for us to offer high quality products and services as well as to retain and attract users and customers. They also enable us to facilitate secure, fast and cost-efficient financial transactions on our platform. We must continue to upgrade and expand our technology infrastructure and to strengthen our compliance system to keep pace with the growth of our business and to develop new features and services for our users and customers. With the continuous improvement of our technology infrastructure and compliance capabilities, we are able to serve more consolidated accounts. From 2018 to 2023, we experienced rapid growth in the number of consolidated accounts and as of December 31, 2023, the number of consolidated accounts and corresponding assets under custody has surpassed fully disclosed accounts. In connection with the growth of consolidated accounts, we expect our revenues to increase because the revenues for consolidated accounts are recognized on a gross basis including the full amount paid by customers while the revenues for fully disclosed accounts are recognized on a net basis after deducting the execution and clearing expenses paid to Interactive Brokers. On the other hand, we expect our operating costs and expenses to increase as well due to the increase in execution and clearing expenses paid to Interactive Brokers. We also expect cash segregated for regulatory purposes and payables to customers on our balance sheet to increase significantly as a result of such growth. We will invest more resources on customer verification, record keeping, compliance and trading-related functions for consolidated accounts. Our ability to serve more consolidated accounts, depends on, among other things, our ability to support all aspects of customer verification, record keeping and compliance functions using our technology and human resources.

If our systems fail to perform, we could experience disruptions in operations, slower response time or decreased customer satisfaction. We must process, record and monitor a large number of transactions and our operations are highly dependent on the integrity of our technology systems and our ability to make timely enhancements and additions to our systems. System interruptions, errors or downtime can result from a variety of causes, including changes in customer usage patterns, technological failures, changes to our systems, linkages with third-party systems and power failures. Our systems are vulnerable to disruptions from human error, execution errors, errors in models such as those used for risk management and compliance, employee misconduct, unauthorized trading, external fraud, computer viruses, distributed denial of service attacks, computer viruses or cyberattacks, terrorist attacks, natural disaster, power outage, capacity constraints, software flaws, events impacting key business partners and vendors, and similar events.

It could take an extended period of time to restore full functionality to our technology or other operating systems in the event of an unforeseen occurrence, which could affect our ability to process and settle customer transactions. Moreover, instances of fraud or other misconduct might also negatively impact our reputation and customer confidence in us, in addition to any direct losses that might result from such instances. Despite our efforts to identify areas of risk, oversee operational areas involving risks, and implement policies and procedures designed to manage these risks, there can be no assurance that we will not suffer unexpected losses, reputational damage or regulatory actions due to technology or other operational failures or errors, including those of our vendors or other third parties.

While we devote substantial attention and resources to the reliability, capacity and scalability of our systems, extraordinary trading volume could cause our computer systems to operate at unacceptably slow speeds or even fail, affecting our ability to process customer transactions and potentially resulting in some customers’ orders being executed at prices they did not anticipate. Disruptions in service and slower system response time could result in substantial losses and decreased customer satisfaction. We are also dependent on the integrity and performance of securities exchanges, clearinghouses and other intermediaries to which customer orders are routed for execution and clearing. System failures and constraints and transaction errors at such intermediaries could result in delays and erroneous or unanticipated execution prices, cause substantial losses for our customers and for us, and subject us to claims from our customers for damages.

While we currently maintain a disaster recovery and business continuity plan, which is intended to minimize service interruptions and secure data integrity, our plan may not work effectively during an emergency. The information technology system failure may lead to interruption of our operations, which in turn will prevent our customers from trading and hence significantly reduce customer satisfaction and confidence in us, cause loss or reduce potential gain for our customers, or cause regulatory authorities’ investigation and penalization. Any such system failure could impair our reputation, damage our brand, subject us to claims and materially and adversely affect our business, financial condition, operating results or prospects.

We face risks related to our status as an anti-money laundering reporting entity in New Zealand and if the Financial Markets Authority finds fault with our AMLCFT programs and engages in enforcement actions against us, our business and reputation may be adversely affected.

Some of our subsidiaries are required to comply with regulatory anti-money laundering requirements. For example, Tiger Brokers (NZ) Limited was visited by the FMA for an Anti-Money Laundering/Combating the Financing of Terrorism (“AMLCFT”) inspection in October 2019. In April 2020, FMA had issued a formal public warning (the “Warning Letter”), which identified potential violations of the AMLCFT caused by historical control weaknesses. The FMA provided a list of remedial actions which Tiger Brokers (NZ) Limited must complete to ensure compliance with the AMLCFT legislation. Tiger Brokers (NZ) Limited, with the assistance of professional advisers, had completed all actions required in the Warning Letter by September 30, 2020 as confirmed by the FMA. Since the publication of the Warning Letter, the FMA has also taken a number of steps, including seeking, on a private basis, the production by Tiger Brokers (NZ) Limited of certain documents and information. Tiger Brokers (NZ) Limited is cooperating with the FMA and has responded to the FMA’s requests with the assistance of professional advisers, including New Zealand counsel. The investigation was resolved, on an agreed basis, by the imposition of a pecuniary penalty against Tiger Brokers (NZ) Limited. According to the Warning Letter, the FMA reserves its right to pursue civil enforcement actions against Tiger Brokers (NZ) Limited, including but not limited to civil penalties for any breach of the AMLCFT Act caused by historical control weaknesses. Tiger Brokers (NZ) Limited and the FMA have agreed to a pecuniary penalty of NZ Dollar 900,000. The resolution requires formal proceedings to be filed in New Zealand High Court. On 21 December 2022, civil pecuniary penalty proceedings were filed by the FMA for allegedly breaching the Anti-Money Laundering and Countering Financing of Terrorism (AML/CFT) Act 2009 (the Act) on 21 December 2022. No penalty is imposed against any individual representative of Tiger Brokers (NZ) Limited. There will be no restriction or suspension of the registration of Tiger Brokers (NZ) Limited or any of its individual representatives. The failure is historical and does not reflect TBNZ’s current state of compliance with the Act. There is no allegation that the failure resulted in, or was associated with, any substantive money laundering or financing of terrorism. The court hearing took place on March 23, 2023, and on June 28, 2023, the High Court ordered Tiger Brokers (NZ) Limited to pay NZ$900,000 in relation to historical breaches of the AML/CFT Act.

As part of its supervisory function to monitor compliance, the FMA visited Tiger Brokers (NZ) Limited and Tiger Fintech Limited for an AMLCFT inspection in November 2023. In February 2024, the FMA reported back its high-level findings following the inspection in which it identified five findings in respect of Tiger Brokers and one finding for Tiger Fintech. Despite the findings being limited in number and scope, the FMA determined to open an investigation into the compliance of both businesses. As of September 30, 2024, the FMA withdrew three out of six findings, with the remaining three pending. These high-level findings do not relate to historical control weaknesses or matters previously raised by the FMA and a number of the findings have been (and are being) challenged on both legal and factual grounds with the assistance of international experts. The businesses both continue to fully co-operate with the FMA and await further information to better understand any concerns so that these might be addressed.

Non-compliance with applicable laws in the jurisdictions in which we operate could harm our business, reputation, financial condition and results of operations.

The businesses of securities and other financial instruments are heavily regulated. Our brokerage business is subject to regulations in the United States, Singapore, New Zealand, Australia, Hong Kong and other jurisdictions in which we offer our products and services. Major regulatory bodies include, among others, in the United States, the Financial Industry Regulatory Authority, or FINRA, the U.S. Securities and Exchange Commission, or the SEC, and the Commodity Futures Trading Commission, or the CFTC; in Singapore, the Monetary Authority of Singapore, or the MAS; in New Zealand, the Financial Markets Authority New Zealand, or the FMA, and the Financial Service Providers Register, or the FSPR; in Australia, the Australian Securities and Investments Commission, or ASIC; in Hong Kong, the Securities and Futures Commission or SFC. Domestic and foreign stock exchanges, other self-regulatory organizations and state and foreign securities commissions can censure, fine, issue cease-and-desist orders, suspend or expel a broker and its officers or employees. For instance, Tiger Brokers SG underwent one inspection by Singapore Exchange (“SGX”) on securities margin financing, risk management, risk-based capital, trust account and segregation of customer funds, liquidity, and funding. Regarding the SGX inspection, fieldwork is ongoing, and observations have yet to be finalized. Additionally, in 2023 FINRA concluded an examination of TradeUP Securities Inc. (“TradeUP Securities”) and identified certain compliance concerns relating to anti-money laundering and other issues. On September 16, 2024, we received a formal final decision from FINRA, which imposed a censure and a US$300,000 fine. Non-compliance with applicable laws or regulations could result in sanctions to be levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market or the revocation or limitation of licenses, which could have a significant adverse effect on our reputation, prospects, revenues and earnings.

Furthermore, securities brokerage firms are subject to numerous conflicts of interest or perceived conflicts of interest, over which federal and state regulators and self-regulatory organizations have increased their scrutiny. Addressing conflicts of interest is a complex and difficult undertaking. Our business and reputation could be harmed if we were to fail, or appear to fail, to address conflicts appropriately.

In addition, we use the Internet and mobile network as a major distribution channel to provide services to our customers. A number of regulatory agencies have adopted regulations regarding customer privacy, system security and safeguarding practices and the use of customer information by service providers. Additional laws and regulations relating to the Internet and mobile network and safeguarding practices could be adopted in the future, including laws related to access and identity theft and regulations regarding the pricing, taxation, content and quality of products and services delivered over the Internet and mobile network. Complying with these laws and regulations may be expensive and time-consuming and could limit our ability to use the Internet and mobile network as a distribution channel, which would have a material adverse effect on our business and profitability.

Our ability to comply with all applicable laws and rules is largely dependent on our internal and third party vendors’ system to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. While we maintain systems and procedures designed to ensure that we comply with applicable laws and regulations, violations could still occur. Some legal and regulatory frameworks provide for the imposition of fines or penalties for non-compliance even though the non-compliance was inadvertent or unintentional and even though systems and procedures reasonably designed to prevent violations were in place at the time. There may be other negative consequences resulting from a finding of non-compliance, including restrictions on certain activities. Such a finding may also damage our reputation and our relationships with regulators and could restrict the ability of institutional investment managers to invest in our securities.

We may be subject to litigation risk which could adversely affect our reputation, business, financial condition and results of operations.

We are subject to arbitration claims and lawsuits in the ordinary course of our business. For example, in June 2023 we were the defendant in the class action lawsuit filed in the United States District Court for the Central District of California, in connection with the Company’s PRC code of business, PRC Regulations and risk disclosure. The case has been transferred to the United States District Court for the Southern District of New York (“SDNY”) at this stage. As of the date of this prospectus supplement, the lawsuit is still pending. On April 30, 2024, plaintiffs filed the amended complaint and on September 10, 2024, we filed the motion to dismiss to SDNY. We maintain our position that the complaint lacks merit, and we are committed to vigorously defending ourselves. We may continue to be a target for lawsuits in the future, including putative class action lawsuits brought by shareholders and lawsuits arising from contractual disputes in the ordinary course of our business. Moreover, it’s important to acknowledge that any current or potential future legal actions against us may result in settlements, awards, injunctions, fines, penalties or other adverse outcome. Predicting the outcome of such matters is inherently difficult, particularly where claims are brought on behalf of various classes of claimants or by a large number of claimants, when claimants seek substantial or unspecified damages or when investigations or legal proceedings are at an early stage. A substantial judgment, settlement, fine or penalty could be material to our operating results or cash flows for a particular period, depending on our results for that period, or could cause us significant reputational harm, which could harm our business prospects. In market downturns, the volume of legal claims and amount of damages sought in litigation and regulatory proceedings against securities brokerage companies have historically increased. We are also subject to litigation claims from third parties alleging infringement of their intellectual property rights. Such litigation can require the expenditure of significant resources, regardless of whether the claims have merit. If we were found to have infringed a third-party patent or other intellectual property right, then we could incur substantial liability and in some circumstances could be enjoined from using the relevant technology or providing related products and services, which could have a material adverse effect on our business and results of operations.

Our operations require our employees to frequently interact with our existing and potential customers. Although we have prudent internal procedures and policies in place and we monitor employees’ interaction with existing and potential customers through our customer relations management system, or our CRM system, it is difficult to detect and deter misconducts and inappropriate behaviors of all of our employees and the precautions we take to prevent and detect such behaviors may not be effective in all cases. Our employees could misappropriate customer information, conduct improper activities on behalf of our customers, make false or misleading statements, falsely promise investment returns to attract customers to trade, mis-record or otherwise try to hide improper activities from us.

Misconduct by our employees or former employees could give rise to customer claims against us, including claims for negligence, fraud, failures to supervise, breaches of fiduciary duty, transactions and intentional misconduct. These customer claims, regardless of their merits, could subject us to substantial losses and seriously harm our reputation. In addition, such customer claims may escalate into litigations or arbitrations. The outcome of any arbitration or litigation is inherently uncertain, and defending against these claims could be both costly and time-consuming, and could significantly divert the efforts and resources of our management and other personnel. A judgment against us in any such litigation could incur financial and reputation damage on our business. Even if we prevail in such litigation or arbitration, we could incur significant legal expenses.

Risks Related to this offering, our Class A ordinary shares and our ADSs

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.

We have and will maintain a dual-class share structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, a holder of Class B ordinary shares is entitled to 20 votes per share, while holders of Class A ordinary shares are entitled to one vote per share based on our dual-class share structure. Each Class B ordinary share is convertible into one Class A ordinary share by the holder thereof, subject to certain conditions, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale of Class B ordinary shares by a holder thereof to any person other than Mr. Tianhua Wu or any entity which is not a permitted affiliate to Mr. Tianhua Wu, such Class B ordinary shares are automatically and immediately converted into the same number of Class A ordinary shares.

Mr. Tianhua Wu and his family beneficially own all of our issued Class B ordinary shares. These Class B ordinary shares constitute approximately 3.52% of our total issued and outstanding share capital and approximately 42.2% of the aggregate voting power of our total issued and outstanding share capital, immediately upon the completion of this offering, due to the disparate voting powers associated with our dual-class share structure. As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control limits holders of our Class A ordinary shares and ADSs ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

As a result of Mr. Tianhua Wu’s control of our Class B ordinary shares, Mr. Wu will effectively control the outcome of shareholder actions in our company and may take actions that might not be beneficial to holders of our Class A ordinary shares or ADSs.

Mr. Tianhua Wu holds the voting rights attached to all of our 97,611,722 Class B ordinary shares and to all of the options awarded under the 2018 Share Incentive Plan. As each Class B ordinary share entitles its holder to 20 votes per share, such Class B ordinary shares, as of September 30, 2024, in the aggregate represent approximately 44.4% of the combined total voting rights in our company. Mr. Wu’s shareholding, in particular the greater voting rights of Class B ordinary shares he holds, gives him the power to control any actions that require shareholder approval under Cayman Islands law, our fourth amended and restated memorandum and articles of association, and the Nasdaq requirements. Mr. Wu could have sufficient voting rights to determine the outcome of all matters requiring shareholder approval even if he should, at some point in the future, hold considerably less than a majority of the combined total of our outstanding ordinary shares. Mr. Wu’s voting power may prevent a transaction involving a change of control of us, including transactions in which holders of our Class A ordinary shares or ADSs might otherwise receive a premium for securities over the then-current market price. Similarly, Mr. Wu may approve a merger or consolidation of our company which may result in holders of our Class A ordinary shares or ADSs receiving a stake (either in the form of shares, debt obligations or other securities) in the surviving or new consolidated company which may not operate our current business model and dissenter rights may not be available to such holders in such an event.

Our dual-class share structure with different voting rights may adversely affect the value and liquidity of the ADSs.

We cannot predict whether our dual-class share structure with different voting rights will result in a lower or more volatile market price of the ADSs, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. For example, in July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Because of our dual-class structure, we will likely be excluded from these indices and other stock indices that take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make the ADSs less attractive to investors. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the ADSs could be adversely affected.

The trading prices of our ADSs are likely to be volatile, which could result in substantial losses to investors.

The trading prices of our ADSs have been and are likely to continue to be volatile and have fluctuated and may continue to fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other similarly situated companies that have listed their securities in the U.S. in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors toward such companies listed in the United States, which consequently may affect the trading performance of our ADSs, regardless of our actual operating performance. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States and other jurisdictions.

In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

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variations in our revenues, earnings and cash flow;
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announcements of new product and service offerings, investments, acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;
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changes in the performance or market valuation of our company or our competitors;
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changes in financial estimates by securities analysts;
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changes in monetary and fiscal policies in regions we operate;
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changes in the number of our users and customers;
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fluctuations in our operating metrics;
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failures on our part to realize monetization opportunities as expected;
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additions or departures of our key management and personnel;
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release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;
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detrimental negative publicity about us, our competitors or our industry;
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market conditions or regulatory developments affecting us or our industry; and
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potential litigations or regulatory investigations.

Any of these factors may result in large and sudden changes in the trading volume and the price at which our ADSs will trade. In the past, shareholders of a public company often brought securities class action suits against the listed company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.

Sales of substantial amounts of ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. There will be 161,904,704 ADSs (representing 2,428,570,560 Class A ordinary shares) issued and outstanding immediately after this offering, or 164,154,704 ADSs (representing 2,462,320,560 Class A ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, Mr. Tianhua Wu has agreed, subject to certain exceptions, not to sell any ordinary shares or ADSs for a period of 90 days after the date of this prospectus supplement. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” in this prospectus supplement for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantial business operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or enforcement actions by the SEC or other U.S. authorities.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our Board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in the ADSs.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our fourth amended and restated memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, or the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. In addition, while under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders, under Cayman Islands law, our controlling shareholders do not owe any such fiduciary duties to our company or to our minority shareholders. Accordingly, our controlling shareholders may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit, subject only to very limited equitable constraints, including that the exercise of voting rights to amend the memorandum or articles of association of a Cayman company must be exercised in good faith for the benefit of the company as a whole.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges and any special resolution passed by the shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our MAA to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law” in the accompanying base prospectus.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands and substantially all of our assets are located outside of the United States. A substantial amount of our current operations are conducted outside the United States. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Most of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities” in the accompanying base prospectus. However, the deposit agreement gives you the right to submit claims against us to binding arbitration, and arbitration awards may be enforceable against us and our assets in China even when court judgments are not.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary's right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our Class A ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial demand based on this waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would not be permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs shall serve as a waiver by any holder or beneficial owner of ADSs or by us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude you from pursuing claims under the Securities Act or the Exchange Act in state or federal courts. See "Description of American Depositary Shares" in the accompanying base prospectus for more information.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the Class A ordinary shares underlying your ADSs.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our MAA provides that we may (but are not obliged to) each year hold a general meeting as our annual general meeting. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the Class A ordinary shares underlying your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as holder of the Class A ordinary shares underlying your ADSs. Upon receipt of your voting instructions, the depositary may try to vote the Class A ordinary shares underlying your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with those instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise any right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to enable you to withdraw the shares underlying your ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our MAA, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will notify you of the upcoming vote and to deliver our voting materials to you, if we ask it to. We cannot assure you that you will receive the voting material in time to ensure you can direct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

The depositary for our ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, except under limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not give instructions for voting the Class A ordinary shares underlying your ADSs, the depositary will give us a discretionary proxy to vote those Class A ordinary shares at the shareholders' meeting unless:

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we have failed to timely provide the depositary with a notice of meeting and related voting materials;
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we have instructed the depositary that we do not wish a discretionary proxy to be given;
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we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;
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a matter to be voted on at the meeting would have a material adverse impact on shareholders; or
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the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that you cannot prevent our Class A ordinary shares underlying your ADSs from being voted at the shareholder meeting, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our Class B ordinary shares are not subject to this discretionary proxy.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. However, we cannot make such rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of the ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
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the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you were you investing in a U.S. domestic issuer, which may be difficult for overseas regulators to conduct investigation or collect evidence within China.

As a foreign private issuer with ADSs listed on the Nasdaq Global Select Market, we follow certain home country corporate governance practices instead of certain Nasdaq requirements.

As a foreign private issuer whose ADSs are listed on the Nasdaq Global Select Market, we are permitted to follow certain home country corporate governance practices instead of certain Nasdaq requirements. A foreign private issuer that elects to follow its home country practice must submit to The Nasdaq Stock Market LLC a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. As a company incorporated in the Cayman Islands with ADSs listed on the Nasdaq Global Select Market, we follow our home country practice instead of Nasdaq requirements that mandate that:

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the board of directors be comprised of a majority of independent directors;
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the directors be selected or nominated by a majority of the independent directors or a nomination committee comprised solely of independent directors;
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the board of directors adopt a formal written charter or board resolution addressing the director nominations process and such related matters as may be required under the U.S. federal securities laws; and
•
the compensation of our executive officers be determined or recommended by a compensation committee

There is a substantial risk that we will be a passive foreign investment company, or PFIC, for our current and future taxable years, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ADSs or Class A ordinary shares.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest (and income equivalent to interest), investment gains and certain rents and royalties. Cash is generally a passive asset for these purposes. The value of goodwill and other intangibles is generally treated as an active asset to the extent attributable to business activities that produce active income.

Our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time and therefore may change from year to year. Our annual PFIC status is subject to significant uncertainties. For example, because we hold, and will continue to hold after this offering, a substantial amount of cash and cash equivalents, our annual PFIC status will depend in part on the value of our goodwill and other intangible assets for the relevant taxable year. The value of our goodwill and other intangible assets may be determined, in part, by reference to our market capitalization, which has been, and may continue to be, volatile. If the value of our goodwill and other intangible assets is so determined, our annual PFIC status will be affected by fluctuations of our market capitalization. In addition, the extent to which our goodwill and other intangible assets should be treated as active is not entirely clear, and we may be a PFIC if a significant portion of our goodwill and other intangible assets is treated as passive. Furthermore, it is not entirely clear whether certain items of our assets and liabilities shown on our balance sheet should be disregarded for purposes of the PFIC rules. For example, it is not entirely clear whether portions of the cash and other assets reflected on our balance sheet should be excluded from the value of our assets to the extent they are held for, or attributable to, our customers and are treated as our customers’ assets for certain local law purposes (“customers’ assets”). We believe it is reasonable to treat such customers’ assets as not forming part of our assets for PFIC purposes, but there can be no assurance that the Internal Revenue Service, or the IRS, will not successfully challenge this position, in which case we will likely be a PFIC. The extent to which certain of such customers’ assets (and corresponding liabilities) should be so disregarded for purposes of the PFIC rules is also not entirely clear. In addition, it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us for these purposes. For these reasons, there is a substantial risk we will be a PFIC for the current or any other taxable year. Because our PFIC status is a factual determination, our counsel is not opining on our PFIC status for any taxable year.

If we are a PFIC for any taxable year during which a U.S. taxpayer owns ADSs or Class A ordinary shares, the U.S. taxpayer generally will be subject to adverse U.S. federal income tax consequences (generally, regardless of whether we cease to be a PFIC for subsequent taxable years), including increased tax liability on disposition gains and certain “excess distributions” and reporting requirements. See “Taxation—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

Under certain attribution rules, certain of our non-U.S. subsidiaries are expected to be treated as controlled foreign corporations for U.S. federal income tax purposes, and, as a result, there could be adverse U.S. federal income tax consequences to U.S. investors that own our ADSs or Class A ordinary shares (directly or indirectly) and are treated as “Ten Percent Shareholders.”

Certain “Ten Percent Shareholders” (as defined below) in a non-U.S. corporation that is a controlled foreign corporation, or a CFC, for U.S. federal income tax purposes generally are required to include in income for U.S. federal income tax purposes their pro rata share of the CFC’s “Subpart F income,” investment of earnings in U.S. property and “global intangible low taxed income,” even if the CFC has made no distributions to its shareholders. A non-U.S. corporation generally will be a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly, indirectly or constructively (through attribution), more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a United States person (as defined by the U.S. Internal Revenue Code of 1986, as amended) that owns directly or indirectly, or is considered to own constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote of such corporation or 10% or more of the total value of the stock of such corporation. We are not expected to be a CFC. However, the determination of CFC status is complex and includes certain “downward attribution” rules pursuant to which certain of our non-U.S. subsidiaries are expected to be treated as constructively controlled by our U.S. subsidiaries and therefore our non-U.S. subsidiaries are expected to be treated as CFCs. We do not intend to provide information to Ten Percent Shareholders that may be required in order for those shareholders to properly report their U.S. taxable income with respect to our or our subsidiaries’ operation. Prospective investors that may be or become Ten Percent Shareholders who directly or indirectly own our ADSs or Class A ordinary shares should consult their tax advisers with respect to the potential adverse tax consequences of investing in us.

Risks Related to Our Chinese Operations and Operating Structure

We rely on contractual arrangements with the VIEs and their respective shareholders for a large portion of our business operations, which may not be as effective as equity ownership in providing operational control, and which we may not be able to enforce in a court of law.

We are a holding company with no material operations of our own. We conduct our operations primarily through our Singapore subsidiaries, New Zealand subsidiaries, U.S. subsidiaries, Hong Kong subsidiaries and the VIEs and their respective subsidiaries in China. We have relied and expect to continue to rely on contractual arrangements with the VIEs and their respective shareholders to conduct certain of our key supporting functions. Additionally, the VIEs were responsible for generating 0.8% of our revenues for the six months ended June 30, 2024. The VIEs are consolidated for accounting purposes, but we do not have and may never have an equity interest in the VIEs. These contractual arrangements are used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies and may not be as effective as equity ownership in providing us with control over the VIEs. For example, the VIEs and their respective shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests.

If we had equity ownership of the VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by the VIEs and their respective shareholders of their obligations under the contracts to exercise control over the VIEs. The shareholders of the consolidated VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with the VIEs. If any disputes relating to these contracts remain unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “Item 3. Key Information - Certain Risks Related to Our Chinese Operations and Operating Structure - Any failure by the VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business” of our annual report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference to this prospectus supplement. Therefore, our contractual arrangements with the VIEs may not be as effective in ensuring our control over the relevant portion of our business operations as equity ownership would be.

Our PRC legal counsel has advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, including those governing VIE arrangements. Additionally, the VIEs contractual arrangements have not been tested in a Chinese court of law. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or any of the VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. Additionally, Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of our securities, including that it could cause the value of such securities to significantly decline or become worthless.

The PRC government may further regulate on transfer of cash to or from the holding company, the subsidiaries, the VIEs and investors.

A majority of our revenues were generated from our wholly owned subsidiaries in New Zealand, Singapore and the United States for the years ended December 31, 2021, 2022 and 2023 and for the six months ended June 30, 2023 and 2024. Most of the consolidated VIEs and their subsidiaries operate business in the PRC and their main functions are to support our licensed/registered entities in New Zealand, Singapore, and the United States, etc. (“Licensed Entities”). Certain of the costs generated by VIEs and their subsidiaries are covered by these Licensed Entities through inter-company transactions, and we expect that the Licensed Entities will cover a substantial majority of such costs in the future. In general, the holding company transfers funds from financing (including funds from its IPO, follow-on equity offerings, and offerings of convertible bonds, as applicable) to Licensed Entities in the form of capital injections or loans to support their business expansion. These Licensed Entities pay the consolidated VIEs and their subsidiaries periodically for the services rendered through inter-company transactions, pursuant to the terms of the contractual arrangements between them. To date, we have not experienced difficulty in transferring cash to or from the holding company, the subsidiaries, the VIEs, and investors. However, there is no assurance that the PRC government will not further regulate on transfer of cash in the future.

Risks Related to Doing Business in China

We may be subject to regulatory compliance costs and enforcement activity relating to Chinese privacy and data security laws.

In China, the government is still ramping up regulations with regard to personal information protection. On October 1, 2020, the Information Security Technology - Personal Information Security Specification (GB/T 35273-2020), or the 2020 Specification took effect. Although the 2020 Specification is a recommended guideline, and it is not enforceable by law, the authority will use this standard to evaluate our compliance with China’s legal guidelines and regulations regarding personal information protection. Besides, Personal Information Protection Law promulgated by SCNPC on August 20, 2021 became the most relevant law in China regarding personal information protection and came into effect on November 1, 2021. The Personal Information Protection Law provides serve punishment for those who violates regulations when processing personal information.

In addition, the Cyber Security Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress, or the SCNPC and became effective on June 1, 2017, requires operators of key information infrastructures, which include, among others, public communications and information service and financial industry and other important industries and fields, shall store personal information and important data gathered and produced during operations in China within the territory of China. Where such information and data need to be transmitted overseas based on commercial demand, a security assessment shall be conducted in accordance with the measures formulated by the national cyberspace administration authority in concert with the relevant departments under the State Council. On December 28, 2021, the CAC and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cybersecurity Review, or the Cybersecurity Review Measures, which came into effect on February 15, 2022. Pursuant to the Cybersecurity Review Measures, besides the procurement of network products and services by critical information infrastructure operators, any data processing activities by network platform operators that affects or may affect national security shall be subject to the cybersecurity review as well. In accordance with the Cybersecurity Review Measures, operators mastering personal information of more than one million users must apply to the Cybersecurity Review Office for cybersecurity review when they seek for listing in a foreign country. In addition, the CAC published the Decision on Amending the Cyber Security Law (Draft for Comments), or the Decision on the Cyber Security Law on September 14, 2022, pursuant to which the legal liabilities of violating the Cyber Security Law are strengthened. However, as of the date of this prospectus supplement, the period for public comment on the draft of the Cyber Security Law has ended while no official rules have been issued, and the Cybersecurity Review Measures and the Decision on the Cyber Security Law remain unclear on whether the relevant requirements will be applicable to companies that have been listed in the United States. Although all of the data centers used for our brokerage service are located overseas, we have several servers located in China to provide user community support and market information. We might need to transmit certain personal data between different locations, and since such data are used for financial services, we might be subject to security assessment requirements as set forth in the Cyber Security Law of the PRC.

Furthermore, the Regulations on Network Data Security was promulgated by the State Council on September 24, 2024 and will become effective from January 1, 2025, according to which, a network data handler may transmit personal information abroad if it meets any of the following conditions: (1) having passed the security assessment for data cross-border transmission organized by the state cyberspace administration; (2) having been certified by a specialized agency in respect of the protection of personal information in accordance with the provisions of the state cyberspace administration; (3) meeting the provisions on standard contract for cross-border transmission of personal information as developed by the state cyberspace administration; (4) necessary to provide personal information abroad in order to conclude or perform a contract to which it is a party; (5) necessary to provide personal information of employees abroad under the employment rules and regulations formulated in accordance with the law and collective contracts concluded in accordance with the law; (6) necessary to provide personal information abroad in order to perform statutory duties or obligations; (7) necessary to provide personal information abroad in order to protect the life, health and property security of natural persons in an emergency; and (8) other conditions provided for in laws, administrative regulations or by the state cyberspace administration. In addition, network data processors engaging in network data processing activities that affect or may affect national security shall undergo national security review.

Although all of the data centers used for our brokerage service are located overseas, we have several servers located in China to provide user community support and market information. We might need to transmit certain personal data between different locations, and since such data are used for financial services, we might be subject to security assessment requirements as set forth in the Cyber Security Law and Regulations on the Network Data Security of the PRC.

We cannot assure that the measures we currently adopt to assess the personal data security could satisfy the requirements of the relevant governmental authorities in China or any future measures when published. Further, to comply with those obligations will incur substantial costs and could increase negative publicity surrounding any incident that compromises user data. Although we have made substantial efforts to ensure our compliance with the applicable privacy regulations in various jurisdictions, we may not be capable of adjusting our internal policies in a timely manner and any failure to comply with applicable regulations could also result in regulatory enforcement actions against us.

Trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist the ADSs.

Our independent registered public accounting firm that issues the audit report included in our annual report on Form 20-F for the year ended December 31, 2023, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Our auditor is located in mainland China, a jurisdiction where the PCAOB has historically been unable to conduct inspections and investigations of auditors completely. The inability of the PCAOB to conduct inspections of auditors in China in the past has made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China subject to the same requirements. As a result, certain investors have historically been deprived of the benefits of such PCAOB inspections.

Recently, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, the United States enacted the HFCAA in December 2020, as amended by the Consolidated Appropriations Act, 2023. One of the effects of this HFCAA is that trading in our securities on U.S. markets, including Nasdaq, may be prohibited if the PCAOB determines that it is unable to inspect or investigate our auditor to its satisfaction for two consecutive years. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. Our auditor is located in mainland China.

On December 15, 2022, the PCAOB announced that it had been able to conduct inspections and investigations completely of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, vacating its previous 2021 Determinations accordingly.

However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections.

The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong, among other jurisdictions. The possibility of being a “Commission-Identified Issuer” and consequential risk of necessitating delisting of our securities in the United States could continue to adversely affect the trading price of the ADSs.

If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year. If we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited, and Nasdaq may determine to delist our securities. Additionally, we may be unable to switch to a suitable and acceptable auditor within two years following an adverse determination by the PCAOB of its ability to inspect KPMG. Any of these circumstances would substantially impair your ability to sell or purchase the ADSs when you wish to do so. Furthermore, such trading prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition and prospects.

The PCAOB inspects the accounting firms over which it has jurisdiction from time to time. If PCAOB inspections were to lead to an investigation of an accounting firm that found violations of laws, professional standards or rules, the PCAOB could impose sanctions on such firm. These sanctions could include censures, monetary penalties, and limitations on such firm’s ability to audit public company financial statements. If an accounting firm were subject to such sanctions, any company whose financial statements are audited by such firm, including our company, could need to find an alternative auditor. Any change in auditor or inability to find a suitable replacement auditor could materially adversely affect the company’s share price, business, financial condition and prospects or subject the company to delisting risk.

The approval or filing of the China Securities Regulatory Commission or other PRC regulatory agencies may be required to maintain our listing status or conduct future offshore securities offerings.

The Regulations on Mergers of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear. If CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining CSRC approval for any of our offshore offerings, or a rescission of such approval we have obtained, would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

Furthermore, numerous regulations, guidelines and other measures have been or are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law, Data Security Law and Personal Information Protection Law, including (i) the Measures for the Security Assessment for Cross-border Transfer of Personal Information (Draft for Comments) published by the Cyberspace Administration of China, or CAC, in 2019, which may, upon enactment, require security review before transferring personal information out of China, (ii) the amended Cybersecurity Review Measures published on December 28, 2021, which came into effect on February 15, 2022, provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review, (iii) the Measures for the Security Assessment of Cross-border Data Transfer, which came into effect on September 1, 2022, provide that certain types of data processors transferring important data or personal information collected and generated during operations within the territory of the PRC to an overseas recipient must apply for security assessment of cross-border data transfer, and (iv) the Provisions on Promoting and Regulating Cross-border Data Flows, which came into effect on March 22, 2024, further clarifies the conditions under which data processors shall apply for security assessment for cross-border data transfer. We have been advised by our PRC legal advisor that this offering is not subject to the cybersecurity review requirements under the Cybersecurity Review Measures.

On February 17, 2023, the CSRC, as approved by the State Council, released the CSRC Filing Rules, which came into effect on March 31, 2023. Under the CSRC Filing Rules, a filing-based regulatory system shall be applied to “indirect overseas offerings and listings” of PRC domestic companies. Pursuant to the CSRC Filing Rules, if the issuer meets either of the following conditions, its securities offerings and listing will be deemed as an “indirect overseas offering and listing by a PRC domestic company” and is therefore subject to the filing requirements: (i) any of the revenues, profits, total assets or net assets of the issuer’s Chinese operating entities in the most recent financial year accounts for more than 50% of the corresponding data in the issuer’s audited consolidated financial statements for the same period; and (ii) the key link of its business operations are conducted in mainland China or its principal place of business is located in the mainland China, or the majority of senior management in charge of business operations are Chinese citizens or have domicile in the PRC. The CSRC Filing Rules state that, any post-listing follow-on offering by an issuer in the same overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Therefore, any of our future offerings and listings of our securities in an overseas market will be subject to the filing requirements under the CSRC Filing Rules. In the opinion of JunHe LLP, our counsel as to certain PRC legal matters, other than the CSRC filing that we are required to submit after the completion of an offering made pursuant to this prospectus supplement, we and our PRC subsidiaries are not required to obtain permissions from the CSRC for this offering. However, there can be no assurance that relevant PRC regulatory authorities, including the CSRC, would reach the same conclusion. If the CSRC disagrees with our view on the applicability of the CSRC Filing Rules to this offering or if we fail to complete the filing procedures with the CSRC for any future overseas securities offering, we may face sanctions by the CSRC, which may include fines and penalties, limitations on our operating privileges in China, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, restrictions on or delays to our future overseas securities offerings, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the ADSs.

We believe, to the best of our knowledge, our business operations do not violate any of the above PRC laws and regulations currently in force in all material respects. Nevertheless, we cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on us. If there are any other approvals, filings and/or other administration procedures to be obtained from or completed with any other PRC regulatory agencies as required by any new laws and regulations for any of our future proposed offering of securities overseas or the listing of the ADSs, we cannot assure you that we can obtain the required approval or complete the required filings or other regulatory procedures in a timely manner, or at all. Any failure to obtain the relevant approvals or complete the filings and other relevant regulatory procedures may subject us to regulatory actions or other sanctions from such PRC regulatory agencies, which may have a material adverse effect on our business, financial condition or results of operations.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of US$90.00 million, or US$103.65 million if the underwriters exercise their option to purchase additional ADSs in full, at an offering price of US$6.25 per ADS, after deducting underwriting discounts and commissions and estimated net offering expenses payable by us.

We expect to use the net proceeds from this offering to strengthen our capital base and further our business development initiatives, including (i) expanding the margin facilities available to our customers, (ii) broadening our base of counterparties and (iii) acquiring customers in key markets.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement.

If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement. In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and to our VIEs only through loans, and only if we satisfy the applicable government registration, filings, reporting and approval requirements. While we currently see no material obstacles to completing such procedures with respect to future capital contributions and loans to our PRC subsidiaries or loans to our VIEs, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. For more information about such requirements, see “Item 4. Information on the Company—4.B. Business Overview—PRC Regulations Relating to Foreign Exchange—Regulations on Foreign Currency Exchange” of our annual report for the year ended December 31, 2023 on Form 20-F, which is incorporated by reference to this prospectus supplement. Additionally, while there is no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries, loans provided to our PRC subsidiaries and VIEs in the PRC are subject to certain statutory limits.

We are able to use all of the net proceeds from this offering for investment in our operations in the PRC by funding our PRC subsidiaries through capital contributions which is not subject to any statutory limit on the amount under PRC laws and regulations. We expect that the net proceeds from this offering to be used in the PRC will be in the form of RMB and, therefore, our PRC subsidiaries and VIEs will need to convert any capital contributions or loans from U.S. dollars into Renminbi in accordance with applicable PRC laws and regulations. All of the net proceeds from this offering would be available for investment in our operations in the PRC, subject to the foregoing statutory limits on the amount of loans provided to our PRC subsidiaries and VIEs in the PRC and the laws and regulations on the conversion from U.S. dollars into Renminbi.

Capitalization

The following table sets forth our capitalization as of June 30, 2024:

•
on an actual basis; and
•
on an as adjusted basis to give effect to the issuance and sale of 225,000,000 Class A ordinary shares in the form of ADSs by us in this offering at an offering price of US$6.25 per ADS, and the receipt of US$90.004 million in estimated net proceeds, after deduction of the underwriting discounts and commissions and estimated net offering expenses payable by us, and the use of proceeds therefrom, assuming the underwriters do not exercise their option to purchase additional ADSs.

You should read this table together with our audited consolidated financial statements and the related notes and “Item 5. Operating and Financial Review and Prospects” of our annual report for the year ended December 31, 2023 on Form 20-F and our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and as of June 30, 2024 and the related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on October 22, 2024, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2024
	Actual	As adjusted
	(in thousands of US$, except for shares and par value data)
Debt:
Convertible bonds	158,182	158,182
Total debt	158,182	158,182
Mezzanine equity:
Redeemable non-controlling interests	6,871	6,871
Total Mezzanine equity	6,871	6,871
Shareholders’ equity:
Class A ordinary shares (US$0.00001 par value; 2,272,562,490 issued and outstanding on an actual basis, and 2,497,562,490 issued and outstanding on an adjusted basis)	23	25
Class B ordinary shares (US$0.00001 par value; 97,611,722 issued and outstanding on an actual basis, and on an adjusted basis, respectively)	1	1
Additional paid-in capital	510,169	600,171
Accumulated deficit	(4,372)	(4,372)
Accumulated other comprehensive loss	(10,940)	(10,940)
Treasury stock	(2,173)	(2,173)
Statutory reserves	8,511	8,511
Total UP Fintech Holding Limited shareholders’ equity	501,219	591,223
Non-controlling interests	(289)	(289)
Total equity	500,930	590,934
Total capitalization(1)	665,983	755,987

Note

(1)
Total capitalization equals the sum of total debt, total mezzanine equity and total equity.

Dividend Policy

We have not previously declared or paid any cash dividend or dividend in kind, and we have no plan to declare or pay any dividends in the foreseeable future on our shares or the ADSs representing our Class A ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We have not relied on and do not plan to rely principally on dividends from our New Zealand subsidiaries for our cash requirements, including any payment of dividends to our shareholders. Further, we have not received and do not plan receive dividends paid by our PRC subsidiaries. We have also not received and do not plan to receive dividends from our U.S. subsidiaries in the foreseeable future.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of the Cayman Islands law. Under the Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid out of share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including those on the deduction of the fees and expenses payable thereunder. See “Item 12. Description of Securities other than Equity Securities—ADS Fees and Expenses” of our annual report for the year ended December 31, 2023 on Form 20-F, which is incorporated by reference to this prospectus supplement.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations

You should read the following information in conjunction with “Item 5. Operating and Financial Review and Prospects” in our Form 20-F for the year ended December 31, 2023, or our 2023 Annual Report, and our audited consolidated financial statements and the related notes to our 2023 Annual Report, as well as our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and the related notes included in Exhibit 99.1 to our current report on Form 6-K furnished with the SEC on October 22, 2024.

Results of Operations

The following table sets forth a summary of our consolidated results of operations, both in absolute amount and as a percentage of total revenues, except for share and per share data for the periods indicated. This information should be read together with our consolidated financial statements and related notes. The period-to-period comparison of operating results should not be relied upon as being indicative of our future performance.

	For the years ended December 31,						For the six months ended June 30,
	2021		2022		2023		2023		2024
	US$	%	US$	%	US$	%	US$	%	US$	%
	(in thousands except for percentages, share and per share data)
Consolidated Statements of Comprehensive Income (Loss) Data:
Revenues(1) :
Commissions	147,199	55.7	108,118	48.0	92,594	34.0	47,450	35.8	61,873	37.2
Financing service fees	9,269	3.5	7,903	3.5	12,179	4.4	5,696	4.3	5,737	3.4
Interest income	70,335	26.6	85,150	37.8	149,291	54.8	71,036	53.7	88,035	52.9
Other revenues	37,685	14.2	24,195	10.7	18,444	6.8	8,198	6.2	10,741	6.5
Total revenues	264,488	100.0	225,366	100.0	272,508	100.0	132,380	100.0	166,386	100.0
Interest expense(1)	(18,379)	(7.0)	(18,669)	(8.3)	(46,958)	(17.2)	(18,831)	(14.2)	(28,372)	(17.1)
Total net revenues	246,109	93.1	206,697	91.7	225,550	82.8	113,549	85.8	138,014	82.9
Operating cost and expenses:
Execution and clearing(1)	(31,144)	(11.8)	(15,608)	(6.9)	(9,084)	(3.3)	(4,467)	(3.4)	(5,038)	(3.0)
Employee compensation and benefits	(87,160)	(33.0)	(101,749)	(45.1)	(100,751)	(37.0)	(48,315)	(36.5)	(56,432)	(33.9)
Occupancy, depreciation and amortization	(6,135)	(2.3)	(9,013)	(4.0)	(9,387)	(3.4)	(4,961)	(3.7)	(4,254)	(2.6)
Communication and market data(1)	(22,121)	(8.4)	(27,138)	(12.0)	(30,831)	(11.3)	(14,720)	(11.1)	(17,375)	(10.4)
Marketing and branding	(59,265)	(22.4)	(33,122)	(14.7)	(20,860)	(7.7)	(9,905)	(7.5)	(10,799)	(6.5)
General and administrative	(22,706)	(8.6)	(18,333)	(8.2)	(21,791)	(8.0)	(9,051)	(6.9)	(25,913)	(15.6)
Total operating cost and expenses	(228,531)	(86.5)	(204,963)	(90.9)	(192,704)	(70.7)	(91,419)	(69.1)	(119,811)	(72.0)
Other income (expenses):
Fair value change from convertible bonds(1)	4,195	1.6	—	—	—	—	—	—	—	—
Others, net	(2,719)	(1.0)	298	0.1	13,148	4.8	8,088	6.1	5,020	3.1
Income before income taxes	19,054	7.2	2,032	0.9	45,994	16.9	30,218	22.8	23,223	14.0
Income tax expense	(4,363)	(1.6)	(4,289)	(1.9)	(12,987)	(4.8)	(8,895)	(6.7)	(8,015)	(4.8)
Net income (loss)	14,691	5.6	(2,257)	(1.0)	33,007	12.1	21,323	16.1	15,208	9.1
Less: net loss attributable to non-controlling interests	—	—	(129)	(0.1)	(98)	(0.0)	(75)	(0.1)	(20)	(0.0)
Accretion of redeemable non-controlling interests to redemption value	—	—	(58)	(0.0)	(541)	(0.2)	(249)	(0.2)	(305)	(0.2)
Net income (loss) attributable to ordinary shareholders of UP Fintech	14,691	5.6	(2,186)	(1.0)	32,564	11.9	21,149	16.0	14,923	9.0
Net income (loss) per share attributable to ordinary shareholders of UP Fintech:
Basic	0.01	—	(0.00)	—	0.01	—	0.009	—	0.006	—
Diluted	0.01	—	(0.00)	—	0.01	—	0.009	—	0.006	—
Weighted average shares used in calculating net income (loss) per ordinary share:
Basic	2,205,186,257	—	2,295,154,791	—	2,325,338,439	—	2,317,687,839	—	2,348,450,793	—
Diluted	2,335,717,204	—	2,295,154,791	—	2,427,268,831	—	2,413,294,307	—	2,371,490,247	—

Note:

(1)
The following table includes revenues, costs and expenses resulting from transactions with related parties for the year ended December 31, 2021, 2022, 2023, and the six months ended June 30, 2023 and 2024:

	For the years ended December 31,			For the six months ended June 30,
	2021	2022	2023	2023	2024
	(in thousands of US$ )
Revenues:
Commissions	30,446	4,002	122	3	81
Financing service fees	9,269	1,329	—	—	—
Interest income	31,777	4,795	1,379	75	1,256
Other revenues	15,556	1,805	—	—	—
Interest expense	(13,938)	(2,057)	—	—	—
Execution and clearing	(17,510)	(1,752)	—	—	—
Communication and market data	(94)	(135)	(150)	(71)	(66)
Fair value change from convertible bonds	2,860	—	—	—	—

Use of non-GAAP Financial Measure

In evaluating our business, we consider and use adjusted non-GAAP net loss or income as a supplemental measure to review and assess our operating performance. The presentation of the non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We define adjusted non-GAAP net loss or income as net loss or income excluding share-based compensation, impairment loss from equity investments and fair value change from convertible bonds. Such adjustments have no impact on income tax.

We present this non-GAAP financial measure because it is used by our management to evaluate our operating performance and formulate business plans. Adjusted non-GAAP net loss or income enables our management to assess our operating results without considering the impact of share-based compensation, impairment loss from equity investments and fair value change from convertible bonds. We also believe that the use of this non-GAAP financial measure facilitate investors’ assessment of our operating performance.

This non-GAAP financial measure is not defined under U.S. GAAP and is not presented in accordance with U.S. GAAP. This non-GAAP financial measure has limitations as an analytical tool. One of the key limitations of using adjusted net loss or income is that they do not reflect all items of income and expense that affect our operations. Share-based compensation, impairment loss from equity investments and fair value change from convertible bonds have been and may continue to be incurred in our business and are not reflected in the presentation of adjusted net loss or income. Further, this non-GAAP financial measure may differ from the non-GAAP financial information used by other companies, including peer companies, and therefore their comparability may be limited.

This non-GAAP financial measure should not be considered in isolation or construed as alternatives to total operating cost and expenses, net loss or income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review this historical non-GAAP financial measure in light of the most directly comparable GAAP measure, as shown below. This non-GAAP financial measure presented here may not be comparable to similarly titled measure presented by other companies. Other companies may calculate similarly titled measure differently, limiting the usefulness of such measure when analyzing our data comparatively. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

A reconciliation of net income (loss), which is the most directly comparable U.S. GAAP measure to adjusted non-GAAP net income (loss), is provided below.

	For the years ended December 31,			For the six months ended June 30,
	2021	2022	2023	2023	2024
	US$	US$	US$	US$	US$
	(in thousands)
Net income (loss) (GAAP)	14,691	(2,257)	33,007	21,323	15,208
Non-GAAP adjustment:
Share-based compensation	13,370	14,214	10,147	4,506	4,984
Impairment loss from equity investments	600	648	—	—	—
Fair value change from convertible bonds	(4,195)	—	—	—	—
Adjusted non-GAAP net income	24,466	12,605	43,154	25,829	20,192

Six months ended June 30, 2024 compared with six months ended June 30, 2023

Revenues

Total revenues increased by 25.7% from US$132.4 million for the six months ended June 30, 2023 to US$166.4 million for the six months ended June 30, 2024. This increase was primarily driven by significant increases in commissions, interest income and revenues generated from our IPO distribution services.

Commissions. Commissions were US$61.9 million for the six months ended June 30, 2024 representing a 30.4% increase from US$47.5 million for the six months ended June 30, 2023, which was primarily driven by an increase in trading volume.

Financing service fees. Financing service fees were US$5.74 million for the six months ended June 30, 2024, representing a slightly 0.7% increase from US$5.70 million for the six months ended June 30, 2023.

Interest income. Interest income was US$88.0 million for the six months ended June 30, 2024, increased by 23.9% from US$71.0 million for the six months ended June 30, 2023. This was primarily due to the increase in margin financing and securities lending activities.

Other revenues. Other revenues were US$10.7 million for the six months ended June 30, 2024, an increase of 31.0% from US$8.2 million for the six months ended June 30, 2023. The increase was primarily due to the increase of our IPO subscription income.

Interest expense. Interest expense was US$28.4 million for the six months ended June 30, 2024, an increase of 50.7% from US$18.8 million for the six months ended June 30, 2023, primarily due to increased interest rates.

Operating cost and expenses

Total operating cost and expenses increased by 31.1% from US$91.4 million in for the six months ended June 30, 2023 to US$119.8 million for the six months ended June 30, 2024.

Execution and clearing. Execution and clearing expenses were US$5.0 million for the six months ended June 30, 2024, representing an increase of 12.8% from US$4.5 million for the six months ended June 30, 2023. This increase was primarily due to an increase in our trading volume.

Employee compensation and benefits. Employee compensation and benefits expenses were US$56.4 million for the six months ended June 30, 2024, representing an increase of 16.8% from US$48.3 million for the six months ended June 30, 2023, primarily due to an increase of global headcount to support our global expansion.

Occupancy, depreciation and amortization. Occupancy, depreciation and amortization expenses were US$4.3 million for the six months ended June 30, 2024, representing a decrease from US$5.0 million for the six months ended June 30, 2023.

Communication and market data. Communication and market data expenses were US$17.4 million for the six months ended June 30, 2024, representing an increase of 18.0% from US$14.7 million for the six months ended June 30, 2023. This increase was due to the increase of IT-related service fees.

Marketing and branding. Marketing and branding expenses were US$10.8 million for the six months ended June 30, 2024, an increase of 9.0% from US$9.9 million for the six months ended June 30, 2023. This increase was derived from our continuous efforts to expand globally in accordance with our marketing strategy.

General and administrative. General and administrative expenses were US$25.9 million for the six months ended June 30, 2024, an increase of 186.3% from US$9.1 million for the six months ended June 30, 2023. This increase was primarily due to an increase in bad debt expense.

Net Income

Net income for the six months ended June 30, 2024 was US$15.2 million, as compared to a net income of US$21.3 million in the same period of last year.

Adjusted non-GAAP net income which excludes share-based compensation, impairment loss from equity investments, and fair value change from convertible bonds for the six months ended June 30, 2024 was US$20.2 million, as compared to a US$25.8 million adjusted non-GAAP net income in the same period of last year.

Liquidity and Capital Resources

To date, we have financed our operating and investing activities through net proceeds from our securities offerings, cash generated from operating activities and historical equity financing activities. As of June 30, 2024, the Company’s cash and cash equivalents, term deposits and long-term deposits were US$394.8 million, compared to US$327.7 million as of December 31, 2023. Our cash and cash equivalents consist of cash on hand and liquid investments which have maturities of three months or less when acquired and are unrestricted as to withdrawal or use. We believe our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and material cash requirements for over the next 12 months.

In the long term, beyond the next 12 months, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, or at all.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the years ended December 31,			For the six months ended June 30,
	2021	2022	2023	2023	2024
	(in thousands of US$)
Summary Consolidated Statement of Cash Flows Data:
Net cash provided by/(used in) operating activities	413,204	258,061	(6,566)	(63,847)	155,124
Net cash provided by/(used in) investing activities	10,919	(3,612)	(7,751)	(2,059)	1,571
Net cash provided by financing activities	330,881	4,730	1,820	1,750	44
Increase (decrease) in cash and cash equivalents and restricted cash	755,004	259,179	(12,497)	(64,156)	156,739
Effect of exchange rate changes	(1,719)	(4,335)	(3,478)	(3,825)	(2,258)
Cash, cash equivalents and restricted cash at beginning of the year/period	947,600	1,700,885	1,955,729	1,955,729	1,939,754
Cash, cash equivalents and restricted cash at end of the year/period	1,700,885	1,955,729	1,939,754	1,887,748	2,094,235

Operating Activities

Our net cash provided by operating activities increased to US$155.1 million for the six months ended June 30, 2024, compared with net cash used in operating activities of US$63.8 million during the same period in 2023. The difference was primarily attributable to (i) an increase of US$1,050.1 million in receivables from brokers, dealers and clearing organizations, (ii) a decrease of US$107.6 million in payables to customers, and (iii) an increase of US$107.2 million in receivables from customers. This was positively impacted by (i) an increase of US$1,126.6 million in payables to brokers, dealers and clearing organizations and (ii) a decrease of US$259.5 million in financial instruments held, at fair value.

Investing Activities

Our net cash provided by investing activities was US$1.6 million for the six months ended June 30, 2024, compared with net cash used in investing activities of US$2.1 million during the same period in 2023, primarily due to maturity of term deposits of US$2.8 million, partially offset by purchase of property, equipment and intangible assets of US$1.4 million.

Financing Activities

Our net cash provided by financing activities decreased to US$0.04 million for the six months ended June 30, 2024 from US$1.8 million during the same period in 2023, primarily due to proceeds received from redeemable non-controlling interests during the same period in 2023.

Material Cash Requirements

Our material cash requirements as of June 30, 2024 primarily include our capital expenditures, convertible bonds obligations and operating lease commitments.

Capital Expenditures

Our capital expenditures were primarily incurred for purchases of servers, equipment and software. Our capital expenditures decreased to US$1.4 million for the six months ended June 30, 2024 from US$1.8 million during the same period in 2023. We will continue to make capital expenditures to meet the expected growth of our operations and expect cash generated from our operating activities and financing activities will continue to meet our capital expenditure needs in the foreseeable future.

Convertible Bonds Obligations

Our convertible bonds obligations represent our principal and interest payments. Please see “convertible bond payable” under Note 10 to our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and as of June 30, 2024 and the related notes included in Exhibit 99.1 to our current report on Form 6-K furnished with the SEC on October 22, 2024, which is incorporated by reference to this prospectus supplement. As of June 30, 2024, the aggregate amount of payments due under our convertible bonds obligations amounted to US$158.2 million.

Operating Lease Commitments

Our operating lease commitments mainly represent our obligations for leasing offices. As of June 30, 2024, the aggregate amount of payments due under our operating lease commitments amounted to US$13.5 million.

Off-Balance Sheet Commitments and Arrangements

Other than the capital expenditures, convertible bonds obligations and operating lease commitments as discussed above, we have not entered into any material financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Internal Control over Financial Reporting

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with Generally Accepted Accounting Principles (GAAP) in the United States of America and includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with GAAP, and that receipts and expenditures of our company are being made only in accordance with authorizations of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of our company’s assets that could have a material effect on the consolidated financial statements.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act). Our management evaluated the effectiveness of our internal control over financial reporting based on criteria established in the framework in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, our management has concluded that our internal control over financial reporting was effective as of December 31, 2023.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness of our internal control over financial reporting to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Principal Shareholders

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as the date of this prospectus supplement:

•
each of our directors and executive officers; and
•
each person known to us to beneficially own 5% or more of our ordinary shares. Beneficial ownership includes the power to direct the voting or the disposition of the securities or to receive the economic benefit of ownership of the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have the sole power to direct the voting or the disposition of the ordinary shares or to receive the economic benefit of ownership of the ordinary shares shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of other securities. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to this Offering┼							Ordinary Shares Beneficially Owned After this Offering
Name	ADS Number	Percentage of Class	Class A Ordinary Shares Number(1)	Shares Percentage of Class	Class B Ordinary Shares Number	Shares Percentage of Class	Total Percentage Voting Power	ADS Number	Percentage of Class	Class A Ordinary Shares Number(1)	Shares Percentage of Class	Class B Ordinary Shares Number	Shares Percentage of Class	Total Percentage Voting Power
Major Shareholders
Xiaomi Corporation(2)	—	—	250,641,392	10.24%	—	—	5.70%	—	—	250,641,392	9.38%	—	—	5.42%
Tigerex Holding Limited(3)	12,050,451	8.71%	180,756,765	7.39%	—	—	4.11%	12,050,451	7.85%	180,756,765	6.76%	—	—	3.91%
Directors and Executive Officers
Tianhua Wu(4)(5)(6)	16,000,000	11.56%	489,609,740	20.01%	97,611,722	100%	55.51%	16,000,000	10.43%	489,609,740	18.32%	97,611,722	100%	52.80%
John Fei Zeng	*	*	*	*	—	—	—	*	*	*	*	—	—	—
Lei Fang(7)	1,413,066	1.02%	*	*	—	—	—	1,413,066	0.92%	*	*	—	—	—
Ming Liao	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Chia Hung Yang	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jian Liu	*	*	—	—	—	—	—	*	*	—	—	—	—	—
All directors and executive officers as a group	17,986,397	12.99%	519,405,730	21.23%	97,611,722	100%	56.18%	17,986,397	11.72%	519,405,730	19.44%	97,611,722	100%	53.45%

Notes:

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to twenty votes per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

┼ As of September 30, 2024

* Less than 1% of our total outstanding shares

(1)
The numbers set forth in this column include Class A shares represented by our outstanding ADSs held by each shareholder.
(2)
The information provided with respect to Xiaomi Corporation is derived from a Schedule 13G filed with the SEC by Xiaomi Corporation, People Better Limited, and Fast Pace Limited on February 13, 2020. Xiaomi Corporation, a Cayman Islands company listed on the Hong Kong Stock Exchange (stock code: 01810), through its wholly-owned BVI company, Fast Pace Limited, holds 100% of the equity interests in People Better Limited.
(3)
Representing 180,756,765 Class A ordinary shares held by Tigerex Holding Limited, a BVI company. Mr. Binsen Tang, a PRC resident, is a director of, and has the ultimate control in, Tigerex Holding Limited. 180,756,765 Class A ordinary shares were in the form of ADS.
(4)
Representing (i) 240,000,000 Class A Ordinary Shares in the form of ADSs held by Sky Fintech Holding Limited, which are beneficially owned by Mr. Tianhua Wu through Tiger Family Trust; (ii) 214,845,345 Class A Ordinary Shares in the form of ADSs issued under the UP Fintech Holding Limited Share Incentive Plan and the UP Fintech Holding Limited 2019 Performance Incentive Plan of the Issuer (the “Plans”) with the voting rights attached thereto irrevocably entrusted to Mr. Tianhua Wu; and (iii) 34,764,395 Class A Ordinary Shares held by Kastle Limited, a subsidiary of the Company, for the benefit of certain participants of the Plans, with the voting rights attached thereto irrevocably entrusted to Mr. Tianhua Wu.
(5)
Represents 97,611,722 Class B Ordinary Shares held by Sky Fintech Holding Limited, which are beneficially owned by Mr. Tianhua Wu through Tiger Family Trust. Sky Fintech Holding Limited is indirectly wholly-owned by Lightspeed Rise Holdings Limited, a BVI company, through its wholly-owned subsidiary, Sky Tiger Investment Holding Limited, a BVI company. Lightspeed Rise Holdings Limited is controlled by Tiger Family Trust, a trust established under the laws of Hong Kong and managed by Kastle Limited as the trustee. Mr. Tianhua Wu is the settlor of the Tiger Family Trust and Mr. Tianhua Wu and his family are the trust’s beneficiaries. Under the terms of this trust, Mr. Tianhua Wu has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Sky Fintech Holding Limited in our company.
(6)
On September 6, 2023, Mr. Tianhua Wu filed with the SEC a Form 144 (SEC File Number: 001-38833) in accordance with Rule 144 under the Securities Act of 1933, as amended. The filing disclosed Mr. Tianhua Wu's intention to sell up to 10 million ADSs under a plan intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. Subsequently, on September 7, 2023, a Form 6-K was furnished to provide additional clarification regarding the aforementioned Form 144 filing pertaining to the proposed sale of securities. The Form 144 pertained to the total number of 10 million ADSs associated with TIGR call options proposed for sale under Mr. Wu's Rule 10b5-1 plan, and as of September 30, 2024, none of the call options were exercised.
(7)
Represents 21,195,990 Class A Ordinary Shares in the form of ADSs as of September 30, 2024 issued to Mr. Lei Fang under the UP Fintech Holding Limited Share Incentive Plan by exercise of awards thereof, with the voting rights attached thereto irrevocably entrusted to Mr. Tianhua Wu.

We have a dual-class share structure. Our outstanding ordinary shares consist of Class A ordinary shares and Class B ordinary shares, and Mr. Tianhua Wu and his family beneficially own all of our issued Class B ordinary shares through Sky Fintech Holding Limited, of which he is the director, and Mr. Wu, with the voting rights entrusted to him under the 2018 and 2019 Performance Incentive Plan, is able to exercise 55.51% of the aggregate voting power of our total issued and outstanding share capital. As such, Mr. Wu is able to control any actions that require shareholder approval under Cayman Islands law, our memorandum and articles of association, and the Nasdaq requirements. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and is not convertible into Class B ordinary share under any circumstance. Each Class B ordinary share is entitled to 20 votes and will be automatically converted into one Class A ordinary share under certain circumstances. Our dual-class ordinary share structure involves certain risks. See Item 3.D “Risk Factors” of our annual report for the year ended December 31, 2023 on Form 20-F, which is incorporated by reference to this prospectus supplement.

Taxation

The following discussion of Cayman Islands, British Virgin Islands, PRC and United States federal income tax consequences of the ownership and disposition of the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to the ownership and disposition of the ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of JunHe LLP, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the ADSs or Class A ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or Class A ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or Class A ordinary shares, nor will gains derived from the disposal of the ADSs or Class A ordinary shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of the shares or an instrument of transfer in respect of a share.

British Virgin Islands Taxation

The Government of the British Virgin Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon our company or our shareholders who are not tax resident in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to our company or our shareholders.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and most recently amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, Notice of the State Administration of Taxation on Issues Concerning the Determination of Chinese-Controlled Enterprises Registered Overseas as Resident Enterprises on the Basis of Their Bodies of Actual Management, or the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial decision (such as borrowing, loan, financing and financial risk management) and personnel decision (such as appointment, dismissal and remuneration) making bodies are made by the organizations or persons located inside China, or need to be approved by them; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued Public Announcement of State Administration of Taxation on Promulgation of the Administrative Measures on Income Tax on Overseas Registered Chinese-funded Holding Resident Enterprises (Trial Implementation), or the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the ADS holders). In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such gains are treated as derived from a PRC source. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of ADSs or Class A ordinary shares by such shareholders may be subject to PRC individual income tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would, in practice, be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China—We may be deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, or the EIT Law, and be subject to the PRC taxation on our worldwide income, which may significantly increase our income tax expenses and materially decrease our profitability” of our annual report for the year ended December 31, 2023 on Form 20-F, which is incorporated by reference to this prospectus supplement.

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to the U.S. Holders described below of the ownership and disposition of our ADSs or Class A ordinary shares, but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire the ADSs or Class A ordinary shares.

This discussion applies to you only if you are a U.S. Holder, you acquire our ADSs in this offering and you hold the ADSs or underlying Class A ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including any minimum tax or Medicare contribution tax considerations, or consequences applicable to you if you are a type of U.S. Holder subject to special rules, such as:

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a financial institution;
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an insurance company;
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a regulated investment company;
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a dealer or electing trader in securities that uses a mark-to-market method of tax accounting;
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a person that holds our ADSs or Class A ordinary shares as part of a straddle, integrated or similar transaction;
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a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
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an S-corporation or an entity classified as a partnership for U.S. federal income tax purposes or a person holding the ADSs or Class A ordinary shares through such corporation or entity;
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a U.S. expatriate;
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a tax-exempt entity, “individual retirement account” or a “Roth IRA;”
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a person that owns or is deemed to own our ADSs or Class A ordinary shares representing 10% or more of our stock by vote or value; or
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a person that holds our ADSs or Class A ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) owns our ADSs or Class A ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that intends to own ADSs or Class A ordinary shares or a partner therein you should consult your tax adviser as to your particular U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. No ruling has been obtained or will be requested from the Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree or challenge any of the statements provided below. This discussion assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

As used herein, a “U.S. Holder” is a person that is, for U.S. federal income tax purposes, a beneficial owner of the ADSs or Class A ordinary shares and:

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a citizen or individual resident of the United States;
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a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
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an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, if you own our ADSs you will be treated as the owner of the underlying Class A ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange your ADSs for the underlying Class A ordinary shares represented by those ADSs.

This discussion does not address the effects of any state, local or non-U.S. tax laws, or any U.S. federal taxes other than income taxes (such as U.S. federal estate or gift tax consequences). You should consult your tax adviser concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our ADSs or Class A ordinary shares in your particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest (and income equivalent to interest), investment gains and certain rents and royalties. Cash is generally a passive asset for these purposes. The value of goodwill and other intangibles is generally treated as an active asset to the extent attributable to business activities that produce active income.

Our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time and therefore may change from year to year. Our annual PFIC status is subject to significant uncertainties. For example, because we hold, and will continue to hold after this offering, a substantial amount of cash and cash equivalents, our annual PFIC status will depend in part on the value of our goodwill and other intangible assets for the relevant taxable year. The value of our goodwill and other intangible assets may be determined, in part, by reference to our market capitalization, which has been, and may continue to be, volatile. If the value of our goodwill and other intangible assets is so determined, our annual PFIC status will be affected by fluctuations of our market capitalization. In addition, the extent to which our goodwill and other intangible assets should be treated as active is not entirely clear, and we may be a PFIC if a significant portion of our goodwill and other intangible assets is treated as passive. Furthermore, it is not entirely clear whether certain items of our assets and liabilities shown on our balance sheet should be disregarded for purposes of the PFIC rules. For example, it is not entirely clear whether portions of the cash and other assets reflected on our balance sheet should be excluded from the value of our assets to the extent they are held for, or attributable to, our customers and are treated as our customers’ assets for certain local law purposes (“customers’ assets”). We believe it is reasonable to treat such customers’ assets as not forming part of our assets for PFIC purposes, but there can be no assurance that the Internal Revenue Service, or the IRS, will not successfully challenge this position, in which case we will likely be a PFIC. The extent to which certain of such customers’ assets (and corresponding liabilities) should be so disregarded for purposes of the PFIC rules is also not entirely clear. In addition, it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us for these purposes. For these reasons, there is a substantial risk we will be a PFIC for the current or any other taxable year. Because our PFIC status is a factual determination, our counsel is not opining on our PFIC status for any taxable year.

If we are a PFIC for any taxable year and any entity in which we own or are deemed to own equity interests (including our subsidiaries and VIEs) is also a PFIC (any such entity, a “Lower-tier PFIC”), you will be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described in the next paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if you held such shares directly, even though the you will not receive any proceeds of those distributions or dispositions.

In general, if we are a PFIC for any taxable year during which you own our ADSs or Class A ordinary shares, gain recognized by you on a sale or other disposition (including certain pledges) of your ADSs or Class A ordinary shares will be allocated ratably over your holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC will be taxed as ordinary income in the year of such sale or disposition. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by you in any taxable year on your ADSs or Class A ordinary shares exceed 125% of the average of the annual distributions on the ADSs or Class A ordinary shares received during the preceding three years or your holding period, whichever is shorter, such distributions will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which you own ADSs or Class A ordinary shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you own the ADSs or Class A ordinary shares, even if we cease to meet the threshold requirements for PFIC status, unless you make a timely “deemed sale” election, in which case any gain on the deemed sale will be taxed under the PFIC rules described above.

Alternatively, if we are a PFIC and if the ADSs are “regularly traded” on a “qualified exchange” (as defined in applicable U.S. Treasury regulations), you may be able to make a mark-to-market election with respect to our ADSs that will result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ADSs will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq Global Select Market, where the ADSs are listed, is a qualified exchange for this purpose. If you are a U.S. Holder of ADSs and make the mark-to-market election, generally you will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis. Generally, you will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If you make the election, your tax basis in the ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ADSs in a taxable year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If you make the mark-to-market election, distributions paid on ADSs will be treated as discussed under “—Taxation of Distributions” below (but subject to the discussion in the following paragraph). Once made, the election will remain in effect for all taxable years in which we are a PFIC, unless it is revoked with the IRS’s consent, or the ADSs cease to be regularly traded on a qualified exchange. There is no provision of law or official guidance that provides for a right to make a mark-to-market election with respect to any Lower-tier PFIC unless the shares of such Lower-tier PFIC are themselves “marketable.” As a result, even if you make a mark-to-market election with respect to our ADSs, you could be subject to the PFIC rules described in the preceding paragraph with respect to your indirect interest in any Lower-tier PFIC. You should consult your tax adviser regarding the availability and advisability of making a mark-to-market election in your particular circumstances if we are a PFIC for any taxable year.

If we are a PFIC (or are treated as a PFIC with respect to you) for any taxable year in which we pay a dividend or the preceding taxable year, the favorable tax rate with respect to dividends paid to certain non-corporate U.S. Holders (as described below in “—Taxation of Distributions”) will not apply.

We do not intend to provide information necessary to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If we are a PFIC for any taxable year during which you own ADSs or Class A ordinary shares, you will generally be required to file annual reports with the IRS. You should consult your tax adviser regarding our PFIC status for any taxable year and the potential application of the PFIC rules to your ownership of ADSs or Class A ordinary shares.

Taxation of Distributions

The following discussion is subject to the discussion under “—Passive Foreign Investment Company Rules” above.

Distributions (if any) paid on our ADSs or Class A ordinary shares, other than certain pro rata distributions of ADSs or Class A ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to you as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable holding period and other requirements, and provided that we are not a PFIC (and are not treated as a PFIC with respect to you) for our taxable year in which the dividend is paid or the preceding taxable year, dividends paid to certain non-corporate U.S. Holders of ADSs may be taxable at a favorable rate. Because of the uncertainty regarding our PFIC status, this favorable rate may not be available to you. If you are a non-corporate U.S. Holder of ADSs you should consult your tax adviser regarding the availability of this favorable tax rate on dividends (and any applicable limitations) generally and in your particular circumstances.

Dividends generally will be included in your income on the date of receipt by you (if you hold Class A ordinary shares) or the depositary (if you hold ADSs). The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the amount received. You may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—People’s Republic of China Taxation,” dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon your circumstances, and the discussion below regarding certain Treasury regulations, PRC taxes withheld from dividend payments (at a rate not exceeding any rate applicable under the Treaty if you are eligible for Treaty benefits) generally will be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex and their application may depend on your particular facts and circumstances. Treasury regulations provide that, in the absence of an election to apply the benefits of an applicable income tax treaty, in order for non-U.S. income taxes to be creditable, the relevant non-U.S. income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the PRC income tax system meets this requirement. The IRS released notices that provide relief from certain of the provisions of the Treasury regulations described above for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). You should consult your tax adviser regarding the creditability of foreign taxes in your particular circumstances. In lieu of claiming a credit, you may be able to elect to deduct any PRC taxes in computing your taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all otherwise creditable foreign taxes paid or accrued in the relevant taxable year.

Sale or Other Taxable Disposition of ADSs or Class A Ordinary Shares

The following discussion is subject to the discussion under “—Passive Foreign Investment Company Rules” above.

You will generally recognize capital gain or loss on a sale or other taxable disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and your tax basis in the ADSs or Class A ordinary shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if at the time of the sale or disposition you have owned the ADSs or Class A ordinary shares for more than one year. If you are a non-corporate U.S. Holder, any long-term capital gain recognized by you will generally be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—People’s Republic of China Taxation,” gains on the sale of ADSs or Class A ordinary shares may be subject to PRC taxes. You are entitled to use foreign tax credits to offset only the portion of your U.S. federal income tax liability that is attributable to foreign-source income. Under the Code capital gains of U.S. persons are generally treated as U.S.-source income. However, if you are eligible for the benefits of the Treaty, you may be able to elect to treat gains taxable under PRC law as PRC-source and claim foreign tax credits in respect of PRC taxes on those gains. Treasury regulations generally preclude you from claiming a foreign tax credit with respect to PRC income taxes imposed on gains from dispositions of ADSs or Class A ordinary shares unless you are eligible for Treaty benefits and elect to apply them. As discussed above under “— Taxation of Distributions,” the IRS released notices that provide relief from certain of the provisions of the Treasury regulations described above (including the limitation described in the preceding sentence) for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). However, other limitations under the foreign tax credit rules may preclude you from claiming a foreign tax credit with respect to PRC income taxes on disposition gains. If you are precluded from claiming a foreign tax credit, it is possible that any PRC income taxes on disposition gains may either be deductible or reduce the amount realized on the disposition. You should consult your tax adviser regarding the consequences to you of the imposition of any PRC tax on disposition gains, including the Treaty’s resourcing rule, any reporting requirements with respect to a Treaty-based return position and the creditability or deductibility of any PRC tax on disposition gains in your particular circumstances (including any applicable limitations).

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) you are a corporation or other “exempt recipient” (and establish that status if required to do so) and (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

If you are an individual or one of certain specified entities, you may be required to report information relating to your ownership of ADSs or Class A ordinary shares, or non-U.S. accounts through which your ADSs or Class A ordinary shares are held. You should consult your tax adviser regarding your reporting obligations with respect to ADSs and Class A ordinary shares.

PROSPECTIVE INVESTORS IN OUR ADSS OR CLASS A ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISER REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM OWNING OR DISPOSING OUR ADSS OR CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, INCOME TAX TREATIES AND INCLUDING ESTATE, GIFT AND INHERITANCE LAWS.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Deutsche Bank AG, Hong Kong Branch, China International Capital Corporation Hong Kong Securities Limited and US Tiger Securities, Inc., are acting as the representatives, have severally and not jointly agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below. The address of Deutsche Bank AG, Hong Kong Branch is Level 60, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. The address of China International Capital Corporation Hong Kong Securities Limited is 29/F, one International Finance Centre, 1 Harbour View Street, Central, Hong Kong. The address of US Tiger Securities, Inc. is 437 Madison Avenue, 27th Floor, New York, NY 10022, United States of America.

Name of Underwriters	Number of ADSs
Deutsche Bank AG, Hong Kong Branch	6,375,000
China International Capital Corporation Hong Kong Securities Limited	4,875,000
US Tiger Securities, Inc.	3,750,000
Total	15,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives”, respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters’ over-allotment option to purchase additional ADSs described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the front cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of US$0.1125 per ADS under the public offering price. After the offering of the ADSs, the public offering price and other selling terms may from time to time be varied by the representatives.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Deutsche Bank AG, Hong Kong Branch will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Deutsche Bank Securities Inc.. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC and to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the U.S., those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

Option to Purchase Additional ADSs

We have granted to the underwriters an option, exercisable within 20 days from the date of this prospectus supplement, to purchase up to an aggregate of 2,250,000 additional ADSs at the public offering price listed on the front cover page of this prospectus supplement less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be US$107.81 million, the total underwriters’ discounts and commissions would be US$3.23 million and the total proceeds to us (before expenses) would be US$104.58 million.

Commissions and Expenses

The table below shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,250,000 ADSs.

			Total
	Per ADS		No Exercise		Full Exercise
Public offering price	US$	6.2500	US$	93,750,000	US$	107,812,500
Underwriting discounts and commissions to be paid by us	US$	0.1875	US$	2,812,500	US$	3,234,375
Proceeds, before expenses, to us	US$	6.0625	US$	90,937,500	US$	104,578,125

The underwriting discounts and commissions are determined by negotiations among us and the underwriters and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

The estimated total expenses of the offering payable by us, excluding underwriting discounts and commissions, are approximately US$0.93 million.

Nasdaq Listing

The ADSs are listed on the Nasdaq Global Select Market under the symbol “TIGR.”

Lock-Up Agreements

We have agreed that, without the prior written consent of the representatives, subject to certain exceptions, we will not, during the period ending 90 days after the date of this prospectus supplement: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs beneficially owned by us, or any shareholder’s rights associated with such ordinary shares or ADSs beneficially owned, or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described in (i) and (ii) above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise; or (iii) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs,

Mr. Tianhua Wu, our Chief Executive Officer and director, have agreed that, without the prior written consent of the representatives, such parties, subject to certain exceptions, will not, during the period ending 90 days after the date of this prospectus supplement: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs beneficially owned by each such person or any other securities so owned convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described in (i) and (ii) above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement. In addition, each such person agree that, without the prior written consent of the representatives on behalf of the underwriters, such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

The restrictions described in the preceding paragraphs do not apply to:

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the sale of ordinary shares or ADSs to the underwriters;
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the issuance by us of ordinary shares or ADSs upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

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transactions by any person other than us relating to our ordinary shares or ADSs or other securities acquired in open market transactions after the completion of the offering of the ADSs; provided that no filing under Section 16(a) of the Exchange Act, as amended, is required or voluntarily made in connection with subsequent sales of such ordinary shares or ADSs or other securities acquired in such open market transactions;
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the establishment of a new trading plan established after the date of this prospectus supplement pursuant to Rule 10b5-1 under the Exchange Act for the transfer of our ordinary shares or ADSs, provided that (1) such plan does not provide for the transfer of our ordinary shares or ADSs during the restricted period and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of our ordinary shares or ADSs may be made under such plan during the restricted period;
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deposit of ordinary shares with the depositary for conversion into ADSs in connection with the contemplated issuance of options under any employee benefit plan or equity incentive plan described in the registration statement;
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private placements of Class A Ordinary Shares or any other securities convertible or exchangeable into Class A Ordinary Shares by the Company that are exempted from registration with the SEC, subject to certain conditions, including that the issue or conversion price of such securities, as the case may be, shall be higher than the public offer price of this offering;
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transactions by such director or officer relating to any existing trading plan established prior to the date of this prospectus supplement pursuant to Rule 10b5-1 under the Exchange Act for the transfer of our ordinary shares or ADSs;
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new derivative, swap, hedging, securitized or similar transactions by such director and officer involving ADSs not exceeding the amount as agreed by the representatives, which would not otherwise result in any transfer of or change in the beneficial ownership of the ADSs beneficially owned by such director and officer during the restricted period;
•
transfers of shares of ordinary shares or ADSs by such director and officer to any trust for the direct or indirect benefit of such director and officer or the immediate family of such director and officer, provided that the transferee agrees to be bound in writing by such restriction and provided further that any such transfer shall not involve a disposition for value;
•
transfers of shares of ordinary shares or ADSs or any security convertible into ordinary shares or ADSs as a bona fide gift or by will or intestate succession upon the death of such director and officer, or distributions of shares of ordinary shares or ADSs or any security convertible into ordinary shares or ADSs to affiliate, limited partners or stockholders of such director and officer; provided that in the case of any transfer or distribution, (i) each donee, distributee or transferee shall sign and deliver to the representatives a lock-up letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of ordinary shares or ADSs, shall be required or shall be voluntarily made during the restricted period; or
•
subject to such director and officer’s lock-up obligations to us, the exercise of stock options or other equity compensation or awards that were granted pursuant to our equity incentive plans and outstanding as of the date of this prospectus supplement; provided that such restrictions shall apply to such director and officer’s ordinary shares or ADSs issued upon such exercise.

The representatives, in their sole description, may release our ordinary shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

Stabilization, Short Positions and Penalty Bids

To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may, at any time, hold or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflict of Interest

Our affiliate, US Tiger Securities, Inc., is a member of FINRA and is participating in this offering. Because US Tiger Securities, Inc. has a conflict of interest pursuant to FINRA Rule 5121, the distribution arrangements for this offering must comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with FINRA Rule 5121, no FINRA member firm that has a conflict of interest under FINRA Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer.

Electronic Offer, Sale and Distribution of Shares

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus supplement in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Pricing of the Offering

The public offering price is determined by negotiations between us and the representatives. Among the factors considered in determining the public offering price are our future prospects and those of our industry in general, our sales, earnings, certain other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours, the general condition of the securities markets at the time of this offering, the recent market prices of, and demand for, publicly traded ordinary share of generally comparable companies, and other factors deemed relevant by the representatives and us. Neither we nor the underwriters can assure investors that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market at or above the public offering price.

Selling Restrictions

No action may be taken in any jurisdiction other than the U.S. that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus supplement has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the ADSs for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

The ADSs may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognized exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has a net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

Canada

The ADSs may be sold only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus supplement does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs or Class A ordinary shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or Class A ordinary shares in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for this document. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any ADSs may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Regulation:

(a)
to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the Underwriters and the Issuer that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

France

Neither this prospectus supplement nor any other offering material relating to the ADSs described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the ADSs has been or will be:

•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•
to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer;
•
in any other circumstances falling within Article 3(2) of the Prospectus Directive;
•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•
used in connection with any offer for subscription or sale of the ADSs to the public in France. Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;
•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•
in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus supplement does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Indonesia

This prospectus supplement does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market. This prospectus supplement may not be distributed in the Republic of Indonesia and the ADSs may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Israel

This prospectus supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they fall within the scope of the Addendum.

Italy

The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus supplement or any other documents relating to the ADSs may not be distributed in Italy except:

•
to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or
•
in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus supplement or any other documents relating to the ADSs in the Republic of Italy must be:

•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;
•
in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and
•
in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The ADSs have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus supplement (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

PRC

This prospectus supplement has not been and will not be circulated or distributed in the PRC except pursuant to applicable laws and regulations of the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. Neither this prospectus supplement nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations. For the purpose of this paragraph, the PRC does not include Hong Kong, Macau and Taiwan.

Qatar

The ADSs described in this prospectus supplement have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus supplement has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. The information contained in this prospectus supplement shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus supplement by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated October 4, 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this prospectus supplement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

•
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
•
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
•
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:
(i)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer; where the transfer is by operation of law;
(iii)
as specified in Section 276(7) of the SFA; or
(iv)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

South Africa

Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

(a)
the offer, transfer, sale, renunciation or delivery is to:
(i)
persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;
(ii)
the South African Public Investment Corporation;
(iii)
persons or entities regulated by the Reserve Bank of South Africa; authorized financial service providers under South African law; financial institutions recognized as such under South African law;
(iv)
a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or
(v)
any combination of the person in (i) to (iv); or
(b)
the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”).

No “offer to the public” (as such term is defined in the South African Companies Act) in South Africa is being made in connection with the issue of the ADSs. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ADSs in South Africa constitutes an offer of the ADSs in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be issued, offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

An offer to the public of any ADSs may not be made in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority, except that an offer to the public in the United Kingdom of any ADSs may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)
to any legal entity which is a “qualified investor” as defined under Article 2 of the UK Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of ADSs shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the issuer that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Legal Matters

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law, by Conyers Dill & Pearman with respect to legal matters of Cayman Islands law and by JunHe LLP with respect to legal matters of PRC law. The underwriters are being represented by O’Melveny & Myers LLP with respect to certain legal matters as to United States federal securities and New York State law, and by Zhong Lun Law Firm with respect to legal matters of PRC law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Conyers Dill & Pearman. Davis Polk & Wardwell LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and JunHe LLP with respect to matters governed by PRC law. O’Melveny & Myers LLP may rely upon Zhong Lun Law Firm with respect to matters governed by PRC law.

Where You Can Find More Information About Us

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website www.itigerup.com. The information contained on our website is not a part of this prospectus supplement.

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC’s website.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

•
our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed on April 22, 2024;
•
our current reports on Form 6-K with the Unaudited Interim Condensed Consolidated Financial Statements attached as Exhibit 99.1 furnished with the SEC on October 22, 2024;
•
the description of the securities contained in our registration statement on Form 8-A filed on March 11, 2019 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and
•
any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus supplement.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

UP Fintech Holding Limited

18/F, Grandyvic Building, No. 1 Building

No. 16 Taiyanggong Middle Road, Chaoyang District,

Beijing, 100020 PRC

+86-10-56216660

Attention: Investor Relations

PROSPECTUS

UP Fintech Holding Limited

Class A Ordinary Shares

We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, the selling shareholders (if any) named in a prospectus supplement may offer and sell our Class A ordinary shares or ADSs held by them. The selling shareholders (if any) may sell our Class A ordinary shares or ADSs through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of our Class A ordinary shares by selling shareholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” of this prospectus.

The ADSs are listed on the Nasdaq Global Select Market under the symbol “TIGR.” On October 21, 2024, the last reported sale price of the ADSs on the Nasdaq Global Select Market was US$7.44 per ADS.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 5 of this prospectus, included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2024

i

ABOUT THIS PROSPECTUS

We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•
“ADSs” refers to our American depositary shares, each of which represents fifteen Class A ordinary shares.
•
“China” or the “PRC” means the People’s Republic of China, and only in the context of describing PRC laws, regulations and other legal or tax matters in this prospectus, excludes Hong Kong, Macau and Taiwan.
•
“Chinese investors” refer to the Chinese speaking population around the globe.
•
“conversion rate” means the ratio of (i) the number of trading customers to (ii) the number of customer accounts.
•
“customer(s)” or “customer account(s)” means the registered users who have passed the Know-Your- Client (“KYC”) procedures and opened a trading account on our platform (including APP and website).
•
“customer(s) with deposits” means the customers who have deposited funds in their accounts on our platform.
•
“HK$” or “Hong Kong dollars” means the legal currency of Hong Kong.
•
“MAA” refers to the fourth amended and restated memorandum and articles of association of our company, currently effective.
•
“NZ$” or “New Zealand dollars” means the legal currency of New Zealand.
•
“our VIEs” means Beijing Xiangshang Rongke Technology Development Co., LTD, or Beijing Rongke, formerly known as Ningxia Xiangshang Rongke Technology Development Co., LTD, or Ningxia Rongke and Beijing Xiangshang Yiyi Laohu Technology Group Co., LTD, or Beijing Yiyi; “VIE” or “VIEs” means a variable interest entity or variable interest entities.
•
“our WFOEs” means Beijing Bohu Xiangshang Technology Co., Ltd., or Beijing Bohu, formerly known as Ningxia Xiangshang Yixin Technology Co., Ltd, or Ningxia Yixin and Beijing Xiangshang Yixin Technology Co., Ltd., or Beijing Yixin; “WFOE” or “WFOEs” means the wholly-foreign owned entity or wholly-foreign owned entities as provided in the relevant PRC laws and regulations.
•
“retention rate” means the ratio of (i) the number of trading customers in one period who continue to trade in the next period to (ii) the number of trading customers in the first period.
•
“RMB” or “Renminbi” means the legal currency of China.
•
“Singapore dollars” means the legal currency of Singapore.
•
“trading customer(s)” means the customers who have conducted at least one trading transaction on our platform.
•
“trading volume” means the total value of securities traded during a specific period of time.

•
“UP Fintech,” “we,” “us,” “our” and “our company” means UP Fintech Holding Limited, our Cayman Islands holding company and its subsidiaries, its consolidated VIEs entity and the subsidiaries of the VIEs.
•
“user(s)” or “registered user(s)” means those who have registered on our platform (including APP and website) but not necessarily have opened a trading account.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to”, “could”, “potential” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•
our goals and strategies;
•
our future business development, including the expansion of existing businesses and development of new businesses;
•
our plans for international expansion of our business;
•
our expectations and trends regarding our financial condition and results of operations;
•
expected changes in our sources and volume of revenues;
•
expected changes in our costs or expenditures, including those relating to regulatory compliance, personnel, development and sales of our products and services, arrangements with third parties, acquisitions, cost of funding, and litigation;
•
our expectations regarding the demand for and market acceptance of our services;
•
expected growth of our customers, including consolidated account customers;
•
competition in our industry;
•
our expectations regarding the impact of economic factors such as increased interest rates and inflation on our business, financial condition, and results of operations;
•
government statutes, policies and regulations relating to our industry and our company, including the Holding Foreign Companies Accountable Act, and Chinese regulations impacting the variable interest entities in our corporate structure;
•
whether we will be identified as a “Commission-Identified Issuer”, as defined below, this year or in future years; and
•
our relationships with third parties on whom portions of our business depend, including Interactive Brokers.

The forward-looking statements included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

CORPORATE INFORMATION

The locations of our principal executive offices are 1 Raffles Place, #35-61 One Raffles Place, Singapore (048616) and 18/F, Grandyvic Building, No. 1 Building, No. 16 Taiyanggong Middle Road, Chaoyang District, Beijing, 100020 PRC and our telephone number at this address is +86-10-56216660. Our registered office in the Cayman Islands is P.O. Box 2547, 23 Lime Tree Bay Avenue, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204 Newark, Delaware 19711 and the telephone number of our agent is (302) 738-6680.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is itigerup.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS

Please see the factors set forth under “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference in this prospectus, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

The risks and uncertainties described in this prospectus, any applicable prospectus supplement or other offering materials as well as the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement or other offering materials as well as the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s). The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

We will not receive any proceeds from the sale of our Class A ordinary shares or ADSs by the selling shareholders (if any).

DESCRIPTION OF SHARE CAPITAL

Organization

We are a Cayman Islands company and our affairs are governed by our fourth amended and restated memorandum and articles of association and the Companies Act, Cap. 22 (Act 3 of 1961, as consolidated and revised) of the Cayman Islands, or the Companies Act, and the common law of the Cayman Islands.

Our MAA provides that we have two classes of ordinary shares, the Class A ordinary shares and Class B ordinary shares. Our authorized share capital is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 4,662,388,278 Class A ordinary shares of a par value of US$0.00001 each and (ii) 337,611,722 Class B ordinary shares of a par value of US$0.00001 each. All incentive shares, including options, regardless of grant dates, will entitle holders to an equivalent number of Class A ordinary shares once the applicable vesting and exercising conditions are met.

The following are summaries of material provisions of our MAA and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We shall not issue bearer shares. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our MAA provides that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid out of share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

On a show of hands, each shareholder is entitled to one vote for each Class A ordinary share and 20 votes for each Class B ordinary share, or on a poll, each shareholder is entitled to one vote for each Class A ordinary share and 20 votes for each Class B ordinary share, voting together as a single class, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any shareholder who is present in person or by proxy at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our fourth amended and restated memorandum and articles of association.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our MAA provides that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board of directors or a majority of our board of directors. Advance notice of at least ten (10) calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

Neither the Companies Act nor our MAA provides shareholders with rights to requisition a general meeting or the right to put any proposal before a general meeting.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share by the holder thereof, subject to certain conditions. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale of Class B ordinary shares by a holder thereof to any person or entity, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.

Transfer of Class A Ordinary Shares

Subject to the restrictions in our MAA as set out below and the provisions above in respect of the transfer of Class B ordinary shares, any of our shareholders may transfer all or any of his or her Class A ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•
the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
•
the instrument of transfer is in respect of only one class of ordinary shares;
•
the instrument of transfer is duly and properly stamped, if required;
•
in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and
•
a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the amount paid up on the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if our company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Pre-Emption Rights

There are no pre-emption rights applicable to the issue of new shares under either the Cayman Islands law or our MAA.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the sanction of a special resolution passed by two-thirds of the votes cast at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares

Our MAA authorizes our board of directors to issue additional shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our MAA also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

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the designation of the series;
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the number of shares of the series;
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the dividend rights, dividends rates, conversion rights, voting rights; and
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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Anti-Takeover Provisions

Some provisions of our MAA may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and
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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our MAA for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Alteration of Capital

We may from time to time by ordinary resolution:

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increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;
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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Act;
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sub-divide our shares or any of them into shares of a smaller amount than is fixed by our amended and restated memorandum and articles of association, subject nevertheless to the Companies Act, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and
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divide shares into several classes and without prejudice to any special rights previously conferred upon the holders of the existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in general meeting may be determined by our directors.

No alteration may be made of the kind contemplated by the provisions above, or otherwise, to the par value of the Class A Ordinary Shares or the Class B Ordinary Shares unless an identical alteration is made to the par value of the Class B Ordinary Shares or the Class A Ordinary Shares, as the case may be.

We may, by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

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does not have to file an annual return of its shareholders with the Registrar of Companies;
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is not required to open its register of members for inspection;
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does not have to hold an annual general meeting;
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may issue shares with no par value;
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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
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may register as a limited duration company; and
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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of our company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the U.S. and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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the statutory provisions as to the required majority vote have been met;
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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge actions where:

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a company acts or proposes to act illegally or ultra vires;
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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and
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those who control our company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or dishonesty or the consequences of committing a crime. Our MAA provides that that we shall indemnify our directors, secretary and other officers for the time being and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of our company and everyone of them, and everyone of their heirs, executors and administrators, out of the assets and profits of our company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to our company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to our company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to our company and therefore it is considered that he owes the following duties to our company—a duty to act bona fide in the best interests of our company, a duty not to make a profit based on his position as director (unless our company permits him to do so), a duty not to put himself in a position where the interests of our company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our MAA follows Delaware General Corporation Law and do not allow our shareholders to approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Neither Cayman Islands law nor our MAA allows our shareholders to requisition a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our MAA does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our MAA, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of our company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our MAA, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our MAA, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our MAA, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of the issuances of our securities in the past three years.

Ordinary Shares

On June 10, 2021, the Company completed a follow-on public offering, issued 112,125,000 Class A ordinary shares for a total consideration of US$175.4 million after deducting the underwriting discounts and commissions and offering expenses.

In March, August and December 2021, 22,500,000, 45,000,000 and 48,000,000 Class B ordinary shares were converted into Class A ordinary shares, respectively.

In March 2022, 124,500,000 Class B ordinary shares were converted into Class A ordinary shares.

As of December 31, 2023, the Company had 2,252,892,845 Class A ordinary shares and 97,611,722 Class B ordinary shares issued and outstanding, respectively.

Convertible Notes

In February 2021, we entered into convertible note purchase agreements with a group of investors led by an affiliate of Xiaomi Corporation in an aggregate principal amount of US$65 million through a private placement to these investors. The convertible notes will mature in 2026 unless previously converted.

In April 2021, we entered into convertible note purchase agreements with a group of investors in an aggregate principal amount of US$90 million through a private placement to these investors. The convertible notes will mature in 2026 unless previously converted.

Grants of Options and Restricted Share Units under our 2018 Share Incentive Plan and 2019 Performance Incentive Plan

We have granted options to purchase our Class A ordinary shares to certain of our directors, executive officers, employees and other eligible awardees of our 2018 Share Incentive Plan and 2019 Performance Incentive Plan as described in Item 6. B “Compensation—2018 Share Incentive Plan” and “—2019 Performance Incentive Plan” in our annual report on Form 20-F for the year ended December 31, 2023, which is incorporated in this prospectus by reference.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, issues and delivers the ADSs. Each ADS represents 15 Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 1 Columbus Circle, New York, New York 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, New York 10019, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs, see — “Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see —“Where You Can Find More Information About Us.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class A ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class A ordinary shares or any net proceeds from the sale of any Class A ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “—Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. For any Class A ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class A ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class A ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.
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Elective Distributions in Cash or Shares. If we offer holders of our Class A ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class A ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class A ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class A ordinary shares.
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Rights to Purchase Additional Shares. If we offer holders of our Class A ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class A ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class A ordinary shares or be able to exercise such rights.

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Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the Class A ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class A ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class A ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our fourth amended and restated memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our fourth amended and restated memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class A ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class A ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the Class A ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class A ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class A ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our fourth amended and restated memorandum and articles of association, any resolutions of our board of directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the Class A ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our fourth amended and restated memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class A ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Class A ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class A ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the Nasdaq Global Select Market and any other stock exchange on which the Class A ordinary shares are, or will be, registered, traded or listed or our fourth amended and restated memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees
•
To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to share dividends or other free distributions of shares, bonus distributions, share splits or other distributions (except where converted to cash)
Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•
Fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A ordinary shares).
•
Expenses incurred for converting foreign currency into U.S. dollars.
•
Expenses for cable, telex and fax transmissions and for delivery of securities.
•
Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class A ordinary shares are deposited or withdrawn from deposit).
•
Fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.
•
Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, deposited securities, ADSs and ADRs.
•
Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Class A ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Class A ordinary shares that are not distributed to you, or
Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class A ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•
are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;
•
are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our fourth amended and restated memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);
•
are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our fourth amended and restated memorandum and articles of association or provisions of or governing deposited securities;
•
are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class A ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;
•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;
•
are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;
•
may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;
•
disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and
•
disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, Class A ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we agree to indemnify the depositary under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

Jury Trial Waiver

The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class A ordinary shares, the depositary may require:

•
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;
•
satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and
•
compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying Class A ordinary shares at any time except:

•
when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Class A ordinary shares;
•
when you owe money to pay fees, taxes and similar charges;
•
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities, or
•
other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or
•
for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any Class A ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Class A ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We enjoy the following benefits:

•
political and economic stability;
•
an effective judicial system;
•
a favorable tax system;
•
the absence of exchange control or currency restrictions; and
•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•
the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and
•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the U.S., between us, our officers, directors and shareholders, be arbitrated.

We are a Cayman Islands company and a substantial majority of our assets are located outside of the U.S.. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the U.S. and most of their assets are located outside the U.S. As a result, it may be difficult for a shareholder to effect service of process within the U.S. upon these individuals, or to bring an action against us or these individuals in the U.S., or to enforce against us or them judgments obtained in the U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S.

We have appointed Puglisi & Associates, located in the U.S., as our agent upon whom process may be served in any action brought against us under the securities laws of the U.S.

There is no statutory recognition in New Zealand of judgments obtained in the U.S. A final and conclusive judgment in personam obtained in the federal or state courts in the U.S. under which a sum of money is payable (other than a sum of money payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty) may form the basis of New Zealand proceedings if (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the New Zealand conceptions of natural justice; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of New Zealand; and (v) service has been properly effected in accordance with New Zealand law. Proceedings for enforcement would need to be commenced within 6 years of the date the judgment became enforceable in the U.S. The New Zealand Court has a residual discretion to refuse to recognize a foreign judgment, and may take into account factors such as the existence of new admissible evidence that was not before the foreign Court. However, the Court will not re-examine a foreign judgment on its merits.

Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the U.S. under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

In addition, Conyers Dill & Pearman has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the U.S., although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the U.S. under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

JunHe LLP, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•
recognize or enforce judgments of the U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S.; or
•
entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

JunHe LLP has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the U.S. or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to China for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

It will be, however, difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION

Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer and sell Class A ordinary shares or ADSs of our company held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell Class A ordinary shares or ADSs to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of Class A ordinary shares or ADSs in transactions exempt from the registration requirements of the Securities Act.

If any selling shareholder is to offer and sell Class A ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement that sets forth the name of each such selling shareholder and the number of Class A ordinary shares or ADSs beneficially owned by each such selling shareholder. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:

•
to or through underwriters, brokers or dealers;
•
through agents;
•
on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;
•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•
directly to one or more purchasers in negotiated sales or competitively bid transactions; or
•
through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:

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a fixed price or prices, which may be changed;
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market prices prevailing at the time of sale;
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prices related to such prevailing market prices;
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or negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.

The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

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the name of the agent or any underwriters;
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the public offering or purchase price;
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any discounts and commissions to be allowed or paid to the agent or underwriters;
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all other items constituting underwriting compensation;
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any discounts and commissions to be allowed or paid to dealers; and
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any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the Class A ordinary shares represented by the ADSs will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by JunHe LLP and for the underwriters by a law firm named in the applicable prospectus supplement. Davis Polk & Wardwell LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law, rely upon JunHe LLP with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of UP Fintech Holding Limited as of December 31, 2022 and 2023 and for each of the years in the three year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The office of KPMG Huazhen LLP is located at 8th Floor, KPMG Tower, Oriental Plaza, No.1 East Chang An Avenue, Dongcheng District, Beijing, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website itigerup.com. The information contained on our website is not a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

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our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed on April 22, 2024;
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any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;
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the description of the securities contained in our registration statement on Form 8-A filed on March 11, 2019 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;
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our current reports on Form 6-K with the Unaudited Interim Condensed Consolidated Financial Statements attached as Exhibit 99.1 furnished with the SEC on October 22, 2024; and
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any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

UP Fintech Holding Limited

18/F, Grandyvic Building, No. 1 Building

No. 16 Taiyanggong Middle Road, Chaoyang District,

Beijing, 100020 PRC

+86-10-56216660

Attention: Investor Relations

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.